Exhibit 10.3

Published CUSIP Number: ____________
TERM LOAN CREDIT AGREEMENT
Dated as of July 10, 2009
among
GLOBAL PAYMENTS INC.
and
GLOBAL PAYMENTS U.K. LTD,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager
COMPASS BANK,
as Syndication Agent
Toronto Dominion (New York) LLC,
Bank of Tokyo-Mitsubishi UFJ Trust Company,
SunTrust Bank, and
U.S. Bank, N.A.,
as Co-Documentation Agents

TABLE OF CONTENTS (continued)
Section    Page

TABLE OF CONTENTS
Section    Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS    1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 23

1.03	Accounting Terms 24

1.04	Rounding 24

1.05	Change of Currency 24

1.06	Times of Day 25
ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS    25

2.01	Term Loans. 25

2.02	Borrowings, Conversions and Continuations of Term Loans. 25

2.03	Optional Prepayments 28

2.04	Repayment of Loans 29

2.05	Interest 30

2.06	Fees 30

2.07	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. 30

2.08	Evidence of Debt 31

2.09	Payments Generally; Administrative Agent's Clawback 31

2.10	Sharing of Payments by Lenders 33

2.11	UK Borrower. 34
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY    35

3.01	Taxes. 35

3.02	Illegality 39

3.03	Inability to Determine Rates 39

3.04	Increased Costs. 40

3.05	Compensation for Losses 42

3.06	Mitigation Obligations; Replacement of Lenders. 42

3.07	Survival 43
ARTICLE IV. CONDITIONS PRECEDENT    43

4.01	Conditions to Effectiveness and Making of Term Loans 43
ARTICLE V. REPRESENTATIONS AND WARRANTIES    45

5.01	Organization; Powers 45

5.02	Authorization; Enforceability 45

5.03	Governmental Approvals; No Conflicts 46

5.04	Financial Condition; No Material Adverse Change. 46

5.05	Properties. 46

5.06	Litigation and Environmental Matters. 46

5.07	Compliance with Laws and Agreements 47

5.08	Investment Company Status 47

5.09	Taxes 47

5.10	ERISA 47

5.11	Subsidiaries 47

5.12	Margin Securities 48

5.13	Disclosure 48

5.14	Taxpayer Identification Number; Other Identifying Information 48
ARTICLE VI. AFFIRMATIVE COVENANTS    48

6.01	Financial Statements and Other Information 48

6.02	Notices of Material Events 50

6.03	Maintenance of Existence 51

6.04	Payment of Obligations 51

6.05	Maintenance of Properties; Insurance 51

6.06	Books and Records; Inspection Rights 51

6.07	Compliance with Laws 52

6.08	Use of Proceeds 52

6.09	Additional Guarantors 52
ARTICLE VII. NEGATIVE COVENANTS    53

7.01	Subsidiary Indebtedness 53

7.02	Liens 54

7.03	Consolidations, Mergers and Sales of Assets 55

7.04	Acquisitions 56

7.05	Swap Agreements 56

7.06	Lines of Business 57

7.07	Transactions with Affiliates 57

7.08	Restrictive Agreements 57

7.09	Accounting Changes 58

7.10	Leverage Ratio 58

7.11	Fixed Charge Coverage Ratio 58
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES    58

8.01	Events of Default 58

8.02	Application of Funds 61
ARTICLE IX. ADMINISTRATIVE AGENT    61

9.01	Appointment and Authority 61

9.02	Rights as a Lender 61

9.03	Exculpatory Provisions 62

9.04	Reliance by Administrative Agent. 62

9.05	Delegation of Duties 63

9.06	Resignation of Administrative Agent 63

9.07	Non-Reliance on Administrative Agent and Other Lenders 64

9.08	No Other Duties, Etc 64

9.09	Administrative Agent May File Proofs of Claim 64

9.10	Guaranty Matters 65
ARTICLE X. CONTINUING GUARANTY    65

10.01	Guaranty 65

10.02	Rights of Lenders 65

10.03	Certain Waivers 65

10.04	Obligations Independent 66

10.05	Subrogation 66

10.06	Termination; Reinstatement 66

10.07	Subordination 67

10.08	Stay of Acceleration 67

10.09	Condition of UK Borrower 67
ARTICLE XI. MISCELLANEOUS    67

11.01	Amendments, Etc 67

11.02	Notices; Effectiveness; Electronic Communication. 68

11.03	No Waiver; Cumulative Remedies; Enforcement 70

11.04	Expenses; Indemnity; Damage Waiver. 71

11.05	Payments Set Aside 73

11.06	Successors and Assigns. 73

11.07	Treatment of Certain Information; Confidentiality 76

11.08	Right of Setoff 77

11.09	Interest Rate Limitation 77

11.10	Counterparts; Integration; Effectiveness 78

11.11	Survival of Representations and Warranties 78

11.12	Severability 78

11.13	Replacement of Lenders 79

11.14	Governing Law; Jurisdiction; Etc. 79

11.15	Waiver of Jury Trial 80

11.16	No Advisory or Fiduciary Responsibility 80

11.17	Electronic Execution of Assignments and Certain Other Documents 81

11.18	USA PATRIOT Act 81

11.19	Judgment Currency 81

SIGNATURES    S-1

SCHEDULES
1.01    Mandatory Cost Formulae
2.01    Term Loan Commitments and Applicable Percentages
5.11    Subsidiaries
7.01    Existing Indebtedness
7.02    Existing Liens
7.08    Existing Restrictions
11.02    Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Term Loan Notice
B-1    US Term Loan Note
B-2    UK Term Loan Note
C    Compliance Certificate
D-1    Assignment and Assumption
D-2    Administrative Questionnaire
E    Subsidiary Guaranty
F-1    Opinion of General Counsel
F-2    Opinion of Nelson Mullins Riley & Scarborough LLP
F-3    Opinion of Eversheds LLP

TERM LOAN CREDIT AGREEMENT
This TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of July 10, 2009, among GLOBAL PAYMENTS INC., a Georgia corporation (the “Company”), Global Payments U.K. Ltd, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), each Lender (defined below) from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.
The Company has requested that the Lenders provide a term loan credit facility in Dollars (defined below) and in Sterling (defined below), and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
ARTICLE II.DEFINITIONS AND ACCOUNTING TERMS
.Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquired Entity” means the assets, in the case of an acquisition of assets, or Equity Interests (or, if the context requires, the Person that is the issuer of such Equity Interests), in the case of an acquisition of Equity Interests, acquired by the Company or any of its Subsidiaries pursuant to an Acquisition permitted by Section 7.04.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Person (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership, limited liability company or division or other business unit or segment thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Acquisition Agreement” means the Instrument of Transfer dated as of June 12, 2009 by and among HSBC Bank plc, a company incorporated with limited liability in England and Wales with company number 14259, and the UK Borrower, without any amendment or alteration thereto after the date thereof except those made in compliance with Section 4.01 hereof.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent's Office” means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means (a) in respect of the US Term Loan Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the US Term Loan Facility represented by (i) on or prior to the funding of the US Term Loans on the Closing Date, such Lender's US Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Lender's US Term Loans at such time, (b) in respect of the UK Term Loan Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the UK Term Loan Facility represented by (i) on or prior to the funding of the UK Term Loans on the Closing Date, such Lender's UK Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Lender's UK Term Loans at such time. The initial Applicable Percentage of each Lender in respect of each Term Loan Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. Solely for purposes of Section 11.04(c), the Applicable Percentages shall be calculated by converting the amount of the UK Term Loans outstanding and the aggregate amount of the UK Term Loan Facility at such date from Sterling to Dollars utilizing the Spot Rate (without regard to the date of determination of the Applicable Percentage), as determined by the Administrative Agent (which such determination shall be conclusive and binding for all purposes, absent manifest error).
“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Applicable Rate
Pricing Level	Leverage Ratio	Eurocurrency Rate	Base Rate
1	< 0.75 to 1.00	2.75%	1.75%
2	> 0.75 to 1.00, and < 1.25 to 1.00	3%	2%
3	> 1.25 to 1.00, and < 1.75 to 1.00	3.25%	2.25%
4	> 1.75 to 1.00, and < 2.25 to 1.00	3.5%	2.5%
5	> 2.25 to 1.00, and < 2.75 to 1.00	4%	3%
6	> 2.75 to 1.00	4.5%	3.5%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Subject to the proviso in the immediately preceding sentence, the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) for the fiscal quarter of the Company ending August 31, 2009 shall be determined based upon Pricing Level 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period (other than the period addressed in the immediately proceeding sentence) shall be subject to the provisions of Section 2.07(b).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
“Asset Sale” means the sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any condemnation or casualty in respect of property) by the Company or any Subsidiary to any Person other than a Credit Party, of (a) any Equity Interests of any Subsidiary, or (b) any other assets of the Company or any Subsidiary (other than inventory, obsolete or worn out assets, scrap, cash equivalents, and marketable securities, in each case disposed of in the ordinary course of business), except sales, transfers or other dispositions of any assets in one transaction or a series of related transactions having a value not in excess of $1,000,000.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended May 31, 2008, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) except during a Eurocurrency Unavailability Period, a reference rate equal to the Eurocurrency Base Rate (for Base Rate Loans) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and:
(a)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)if such day relates to any interest rate settings as to a Term Loan denominated in Sterling, means any such day on which dealings in deposits in Sterling are conducted by and between banks in the London or other applicable offshore interbank market for Sterling; and
(c)if such day relates to any fundings, disbursements, settlements and payments in Sterling in respect of a Term Loan denominated in Sterling, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Term Loan (other than any interest rate settings), means any such day on which banks are open for business in London.
“Canadian Intercreditor Agreement” means the Intercreditor Agreement dated as of June 23, 2008 among JPMorgan Chase Bank, N.A., the “Syndicated Loan Lenders” that are parties thereto, Canadian Imperial Bank of Commerce, and the “Receivables Credit Lenders” that are parties thereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Canadian Receivables” means the accounts receivable of Global Payments Direct generated in the ordinary course of business of its merchant processing business in Canada, including VISA receivables, debit card receivables, merchant charge-back receivables and merchant business receivables (relating to fees owed to Global Payments Direct by its Canadian VISA merchants) generated in connection with such business.
“Canadian Receivables Collateral” means, collectively, the Canadian Receivables, the accounts maintained by Global Payments Direct with Canadian Imperial Bank of Commerce and into which are deposited only proceeds of the Canadian Receivables and other sums anticipated for use in connection with the settlement of the Canadian Receivables, and any foreign exchange hedging contracts entered into by Global Payments Direct in order to mitigate foreign currency exchange risk arising in respect of obligations under the Canadian Receivables Credit Facility, together with all products and proceeds of the foregoing.
“Canadian Receivables Credit Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Canadian Imperial Bank of Commerce providing for short-term advances to Global Payments Direct made in respect of the Canadian Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Company and certain Subsidiaries, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification is not on terms or otherwise less favorable in any material respect to the Lenders or the Administrative Agent.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means the occurrence of one or more of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any entity, organization or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Company; or (b) the Company ceases to own (directly or indirectly) 100% of the outstanding shares of the voting stock of the UK Borrower, unless the UK Term Loan has at such time been paid in full and terminated (in which case an event described in this subsection (b) shall not constitute a Change in Control); or (c) during any period of up to 12 months, individuals who at the beginning of such 12 month period were directors of the Company (together with any new directors whose election or nomination for election by the Company's board of directors was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death, disability or voluntary retirement not for reasons related to an actual or proposed change of control) to constitute at least a majority of the directors of the Company then in office); or (d) the occurrence of any sale, lease, exchange or other transfer (in a single transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (as defined above).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cost of Funds Rate” means, as of any day, the annual rate of interest equal to the sum of (i) the cost of funds offered to the Administrative Agent in the London interbank market for overdrafts denominated in Sterling plus (ii) the Applicable Margin for Eurocurrency Rate Loans.
“Credit Parties” means, collectively, the Company, the UK Borrower and each Subsidiary Guarantor.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided that with respect to a Eurocurrency Rate Loan (or a Loan bearing interest at the Cost of Funds Rate), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or such Lender becomes subject to a Lender-Related Distress Event.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EBITDA” means, for any period, the sum of the following (without duplication) in each case determined on a consolidated basis in accordance with GAAP: (a) with respect to the Company and its Subsidiaries (excluding any Persons or assets that became Acquired Entities at any time during such period), the sum of each of the following for such period: (i) Net Income, (ii) income taxes, (iii) depreciation, (iv) amortization, and (v) Interest Expense; and (b) “EBITDA” of any Persons or assets that became Acquired Entities at any time during such period, calculated on a pro forma basis for such Acquired Entities for the entire period in a manner otherwise consistent with this definition and the definitions referred to herein.
“EBITR” means, for the Company and its Subsidiaries for any period, an amount equal to the sum of each of the following for such period (without duplication) in each case determined on a consolidated basis in accordance with GAAP: (a) EBITDA (excluding “EBITDA” of Acquired Entities as described in clause (b) of the definition of EBITDA) plus (b) Lease Expense, minus (c) depreciation and amortization.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Base Rate” means
(a)    for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (with respect to Eurocurrency Rate Loans denominated in Dollars) or on the day of the commencement of such Interest Period (with respect to Eurocurrency Rate Loans denominated in Sterling), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (rounded upward, if necessary, to a whole multiple of 1/100 of 1%), or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (with respect to Eurocurrency Rate Loans denominated in Dollars) or on the day of the commencement of such Interest Period (with respect to Eurocurrency Rate Loans denominated in Sterling); or
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the day that is two Business Days prior to the date of determination for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Percentage
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Eurocurrency Rate Loan” means a Term Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in Sterling. All Term Loans denominated in Sterling must be Eurocurrency Rate Loans.
“Eurocurrency Unavailability Period” means any period of time during which a notice delivered to the Borrowers in accordance with Section 3.03 shall remain in effect.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender or a UK Lender (in either case, other than an assignee pursuant to a request by the Company under Section 11.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender or UK Lender pursuant to the Laws in force at the time such Foreign Lender or such UK Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender's or such UK Lender's failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender or such UK Lender (or, in either case, its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
“Existing Credit Agreements” means (a) that certain Credit Agreement dated as of November 16, 2006 by and among the Company, JPMorgan Chase Bank, National Association, as agent, and a syndicate of lenders, and (b) that certain Loan Agreement dated as of June 23, 2008 by and among the Company, JPMorgan Chase Bank, National Association, as agent, and a syndicate of lenders.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated as of May 29, 2009, among the Company, the Administrative Agent and the Arranger.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Fiscal Quarter” means any fiscal quarter of the Company.
“Fiscal Year” means any fiscal year of the Company.
“Fixed Charges” means, without duplication, for the Company and its Subsidiaries for any period, the sum of each of the following for such period: (a) Interest Expense, and (b) Lease Expense.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funding Indemnity Letter” means a letter by and among the Borrowers and the Administrative Agent, on behalf of the Lenders, entered into on or prior to the date that is four Business Days prior to the Closing Date pursuant to which the Borrowers agree to compensate the Lenders for certain losses, costs or expenses incurred by such Lender as a result of any failure for any reason to make the Term Loan Borrowings on the date set forth therein, in the form agreed to by the parties thereto.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Parties” means the Administrative Agent, the Lenders and any Swap Provider.
“Guarantors” means each Subsidiary that qualifies as a Significant Subsidiary as provided herein and each additional Subsidiary that executes and delivers to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to Section 6.09.
“Guaranty” means, collectively, (a) the Guaranty made by the Company under Article X in favor of the Lenders to the UK Term Loan Facility and (b) the Subsidiary Guaranty, together with each Subsidiary Guaranty Supplement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) Capital Lease Obligations of such Person, (f) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) Guarantees by such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, and (j) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries. “Indebtedness” shall not include obligations of the Company or any Subsidiary under any Settlement Facility or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multi-national or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how processes and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds in damages therefrom.
“Interest Expense” means, for the Company and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP (without duplication), total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations (whether capitalized or expensed) during such period (whether or not actually paid during such period).
“Interest Payment Date” means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each February, May, August and November, and the Maturity Date.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Term Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Lenders required to fund or maintain a portion of such Loan; provided that:
(d)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(e)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(f)no Interest Period shall extend beyond the Maturity Date.
“IRS” means the United States Internal Revenue Service.
“Joint Venture Call Right” means, with respect to the Person (other than any Affiliate of the Company) owning the minority of the outstanding Equity Interests in a non-wholly owned Subsidiary of the Company, the contractual right of such Person to purchase, and to require such Subsidiary to sell, all or a portion of the assets of, or all or a portion of the outstanding Equity Interests in, such Subsidiary to such Person or its Affiliate.
“Lease Expense” for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means (a) at any time on or prior to the funding of the Term Loans on the Closing Date, any Person that has a US Term Loan Commitment or a UK Term Loan Commitment at such time and (b) at any time after the funding of the Term Loans on the Closing Date, any Person that holds Term Loans at such time.
“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly Controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person's assets, or such Distressed Person or any Person that directly or indirectly Controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other Governmental Authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of Total Debt of the Company and its Subsidiaries as of such date to EBITDA of the Company and its Subsidiaries for such Fiscal Quarter and the immediately preceding three Fiscal Quarters.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” means any Term Loan.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Subsidiary Guaranty, any Subsidiary Guaranty Supplements, the Funding Indemnity Letter, and all other documents and agreements contemplated hereby and executed by either Borrower or any Subsidiary of either Borrower in favor of the Administrative Agent or any Lender.
“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, results of operations, business, or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of any of the Credit Parties to perform its obligations under the Loan Documents to which it is a party (such obligations to include, without limitation, payment of the Obligations and observance and performance of the covenants set forth in Articles VI and VII hereof), as applicable, or (c) the legality, validity or enforceability of any Loan Document.
“Material Indebtedness” means (a) Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) the Existing Credit Agreements. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 5.01, contributed more than ten percent (10%) of the Company's consolidated revenues for such period. Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Company and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 5.01, provided that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date such Permitted Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four fiscal quarters then ended) for which financial statements are available (which may be unaudited).
“Maturity Date” means July 10, 2012; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, net income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent included therein) (a) any earnings of Designated Subsidiaries and any equity interests in the earnings of joint ventures or other Persons that are not Subsidiaries, in each case to the extent such earnings are not actually paid in cash, and the Company or its Subsidiaries do not have the ability to cause such earnings to be paid in cash, to the Company or its Subsidiaries (other than Designated Subsidiaries) with respect to such period, and (b) the after-tax impact of Non-Recurring Non- Cash Items. Further, Non-Recurring Cash Items will only be reflected (on an after-tax basis) in net income as such amounts are paid, and the cash portions of any restructuring charge will only be reflected (on an after-tax basis) in net income for pre-tax amounts that exceed the Restructuring Charge Limit.
“Net Worth” means, as of any date, total shareholders' equity reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.
“Non-Negotiated Acquisition” means any Acquisition that is effected (a) pursuant to a tender or other public offer to purchase from the holders of Equity Interests of a publicly held Person that has not been preceded by approval of such tender or other public offer by (i) the board of directors or comparable managing board or body of such Person, or (ii) the negotiated agreement(s) in support of such Acquisition by holders of sufficient Equity Interests to assure the approval of such Acquisition pursuant to the organization documents of such Person and applicable law, or (b) following a solicitation of proxies with respect to the Equity Interests of such Person that has not been approved by the management of such Person.
“Non-Recurring Cash Items” means, for any period, an accounting item that impacts cash and is generally non-recurring in nature, including without limitation, the cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles. For illustrative purposes, an example of a Non-Recurring Cash Item is a restructuring charge that includes cash severance payments.
“Non-Recurring Non-Cash Items” means, for any period, an accounting item that does not impact cash and is generally non-recurring in nature, including without limitation, the non-cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.
“Note” means the US Term Loan Note and/or the UK Term Loan Notes, as applicable.
“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on all Loans, accrued and unpaid fees, and expenses, reimbursements, indemnities and other obligations of any Credit Party to the Lenders or to any Lender, the Administrative Agent or any Indemnitee hereunder arising under this Agreement or any other Loan Document, and all amounts payable by either Borrower under any Related Swap Agreement, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means the aggregate outstanding principal amount of Term Loans, or of the US Term Loans or UK Term Loans, the context may indicate, after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 11.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition otherwise satisfying the terms of Section 7.04 and, if the total amount of cash consideration to be paid, and Indebtedness to be assumed or otherwise becoming a portion of Total Debt, in respect of such Acquisition exceeds $100,000,000 in the aggregate, the Company shall have delivered to the Agent prior to consummation of such Acquisition a certificate of a Financial Officer demonstrating in reasonable detail that the Borrowers shall be in compliance, on a pro forma basis after giving effect to such Acquisition, with the Leverage Ratio in Section 7.10 recomputed as of the last day of the most recently-ended Fiscal Quarter for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the four Fiscal Quarter period then ending, together with all other relevant financial information for the Person(s) or assets to be so acquired as may be reasonably requested by the Administrative Agent.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not Indebtedness, which do not in the aggregate materially impair the use thereof in the operation of the business;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII; and
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Pari Passu Indebtedness” means Indebtedness of the Company (other than the Obligations) issued pursuant to an indenture, loan or credit agreement, note purchase agreement, or similar agreement or instrument for money borrowed, evidencing senior unsecured indebtedness of the Company, or senior secured indebtedness of the Company providing for Liens securing such indebtedness and the Obligations as described in this Agreement on a pari passu basis with respect to all assets serving as collateral for such indebtedness and the Obligations, and providing for guaranties of such indebtedness by no Subsidiaries of the Company other than Guarantors under this Agreement, and if such indebtedness is secured by Liens, subject in all respects to an intercreditor agreement negotiated in good faith by the Administrative Agent acting on behalf of the Lenders and the holders of such indebtedness or such holders' trustee, agent, or other representative, and making provisions for, among other things, the sharing of proceeds of collateral and amounts received or collected from guarantors in connection with such indebtedness and the Obligations.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning specified in Section 6.01.
“Public Lender” has the meaning specified in Section 6.01.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, members and advisors of such Person and of such Person's Affiliates.
“Related Swap Agreement” means any Swap Agreement permitted under Section 7.05 that is entered into by and between a Borrower and a Swap Provider.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Term Loan Commitments or, after the funding of the Term Loans on the Closing Date, Lenders holding in the aggregate more than 50% of the Outstanding Amount of all US Term Loans and UK Term Loans; provided that the Term Loan Commitment of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For purposes of this definition, as of any date of determination thereof, the UK Term Loan Commitment and the Outstanding Amount of UK Term Loans of each Lender shall be determined by converting the relevant amount of Sterling at such date to an amount of Dollars based on the Spot Rate (regardless of any spot rate of exchange on such date of determination).
“Restructuring Charge Limit” means during any Fiscal Year, an amount equal to three percent (3%) of the Net Worth of the Company and its Subsidiaries as of the end of the immediately preceding Fiscal Year.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Settlement Facilities” means credit facilities obtained by the Company or any Subsidiary that provide for funding of short-term timing differences related to customer settlements.
“Significant Subsidiary” means each wholly owned Domestic Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 6.01, contributed more than one percent (1%) (on a consolidated basis) of the Company's consolidated revenues for such period. Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Company and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 6.01, provided that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date such Permitted Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four fiscal quarters then ended) for which financial statements are available (which may be unaudited).
“Spot Rate” for Sterling means $1.6099 per ₤1, which is the rate determined by the Administrative Agent to be the spot rate for the purchase by the Administrative Agent of Sterling with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. London time on the date two Business Days prior to the Closing Date.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent, and the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantors” means each Subsidiary that is at any time a party to the Subsidiary Guaranty, whether on the Closing Date, pursuant to the execution and delivery to the Administrative Agent of a Subsidiary Guaranty Supplement pursuant to Section 6.09, or otherwise.
“Subsidiary Guaranty” means the Subsidiary Guaranty substantially in the form of Exhibit E (including any and all supplements thereto) executed and delivered by the Subsidiary Guarantors, in favor of the Administrative Agent for the ratable benefit of the Lenders.
“Subsidiary Guaranty Supplement” means each Supplement substantially in the form of Exhibit A to the Subsidiary Guaranty executed and delivered by a Subsidiary pursuant to Section 6.09.
“Surety Indemnification Obligations” means all obligations of the Company or any Subsidiary to indemnify any issuers for amounts required to be paid under any surety bonds issued by such issuers and posted in accordance with applicable legal requirements with any Governmental Authority at the request and for the use of the Borrower or any Subsidiary in the ordinary course of its business.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Provider” means any Person that, at the time it enters into a Swap Agreement permitted under Section 7.05, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Agreement.
“Target” means HSBC Merchant Services LLP, a Limited Liability Partnership registered in England and Wales.
“Target Acquisition” means the acquisition by the Company (either directly or through a wholly-owned direct or indirect Subsidiary) of all of the Equity Interests in the Target not owned by the Company as of June 1, 2009, so that after giving effect thereto the Target is a wholly-owned (direct or indirect) Subsidiary of the Company.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a US Term Loan or a UK Term Loan, as applicable.
“Term Loan Borrowing” means a borrowing consisting of simultaneous UK Term Loans or simultaneous US Term Loans, as applicable, of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a) or (b), as applicable.
“Term Loan Commitment” means the US Term Loan Commitment and the UK Term Loan Commitment.
“Term Loan Facility” means, at any time, the US Term Loan Facility and the UK Term Loan Facility.
“Term Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Total Debt” means at any date, all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis as of such date (excluding therefrom, however, without duplication, Guarantees of Indebtedness of such Person or any of its Subsidiaries, respectively, by such Person or any such Subsidiary).
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Term Loans, the use of the proceeds thereof and the consummation of the Target Acquisition.
“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.
“United States” and “U.S.” mean the United States of America.
“UK Lender” means a Lender that either has a UK Term Loan Commitment or is the Lender with respect to any UK Term Loans, provided that any such Lender shall only constitute a UK Lender with respect to its UK Term Loan Commitment and UK Term Loans, and not with respect to any US Term Loan Commitment or US Term Loans.
“UK Term Loan” means an advance made by any Lender in Sterling under the UK Term Loan Facility.
“UK Term Loan Commitment” means, as to each Lender, its obligation to make UK Term Loans to the UK Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption “UK Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“UK Term Loan Facility” means, at any time (a) on or prior to the Closing Date, the aggregate amount of the UK Term Loan Commitments at such time, and (b) thereafter, the aggregate principal amount of the UK Term Loans of all Lenders outstanding at such time.
“UK Term Loan Note” means a promissory note made by the UK Borrower in favor of a Lender evidencing UK Term Loans made by such Lender under the UK Term Loan Facility, substantially in the form of Exhibit B-2.
“US Term Loan” means an advance made by any Lender in Dollars under the US Term Loan Facility.
“US Term Loan Commitment” means, as to each Lender, its obligation to make US Term Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption “US Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“US Term Loan Facility” means, at any time (a) on or prior to the Closing Date, the aggregate amount of the US Term Loan Commitments at such time, and (b) thereafter, the aggregate principal amount of the US Term Loans of all Lenders outstanding at such time.
“US Term Loan Note” means a promissory note made by the Company in favor of a Lender evidencing US Term Loans made by such Lender under the US Term Loan Facility, substantially in the form of Exhibit B-1.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
.Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
.Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(a)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(b)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
.Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated in accordance with this Agreement and, if necessary, by carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
.Change of Currency. (a) If the United Kingdom is a Participating Member State and adopts the Euro as its lawful currency after the date hereof, each obligation of the Borrowers to make a payment denominated in Sterling shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation), and each reference herein to “Sterling” shall be deemed to be a reference to “Euro” unless the context indicates otherwise. If, in relation to Sterling, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the Euro as its lawful currency; provided that if any Term Loan Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Term Loan Borrowing, at the end of the then current Interest Period.
(a)Each provision of this Agreement shall be subject to such reasonable changes of construction as are agreed to by the Administrative Agent and the Company at such time to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro. In the event no such agreement is reached by the date of the effectiveness of adoption of the Euro as the lawful currency of the United Kingdom, then the Administrative Agent shall specify such reasonable changes of construction.
(b)Each provision of this Agreement also shall be subject to such reasonable changes of construction as are agreed to by the Administrative Agent and the Company at such time to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency. In the event no such agreement is reached by the date of the effectiveness of such change of currency of any other country, then the Administrative Agent shall specify such reasonable changes of construction.
.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE III.
ARTICLE IV.THE COMMITMENTS AND CREDIT EXTENSIONS
.Term Loans.
(a)US Term Loans. Subject to the terms and conditions set forth herein, each Lender with a US Term Loan Commitment severally agrees to make a single loan to the Company on the Closing Date in an amount not to exceed such Lender's Applicable Percentage of the US Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. US Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(b)UK Term Loans. Subject to the terms and conditions set forth herein, each Lender with a UK Term Loan Commitment severally agrees to make a single loan to the UK Borrower on the Closing Date in an amount not to exceed such Lender's Applicable Percentage of the UK Term Loan Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. UK Term Loans may only be Eurocurrency Rate Loans, as further provided herein. In connection with the Term Loan Borrowing of the UK Term Loan Facility on the Closing Date, the initial principal amount thereof shall be £43,480,961.55.
.Borrowings, Conversions and Continuations of Term Loans.
(a)Each Term Loan Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days prior to the requested date of any Term Loan Borrowing or continuation of Eurocurrency Rate Loans denominated in Sterling, and (iii) on the requested date of any Term Loan Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. (i) four Business Days prior to the requested date of such Term Loan Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days prior to the requested date of such Term Loan Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Sterling, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. In the case of a request pursuant to the proviso in the preceding sentence, not later than 1:00 p.m. (i) three Business Days before the requested date of such Term Loan Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days prior to the requested date of such Term Loan Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Sterling, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Term Loan Notice, appropriately completed and signed by a Financial Officer. Each Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or £2,000,000 or a whole multiple of £500,000 in excess thereof, as applicable, provided that any borrowing, conversion or continuation of the UK Term Loan may be in non-whole multiples in excess of £2,000,000 to the extent reasonably necessary in connection with the UK Term Loan from time to time being outstanding in a non-whole multiple). Each Term Loan Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Term Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Term Loan Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Term Loan Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the Borrower to which such Term Loan Notice applies. If the Company fails to specify a Type of Term Loan in a Term Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Term Loans denominated in Sterling, such Term Loans shall be continued as Eurocurrency Rate Loans in Sterling with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Term Loan Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Term Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Term Loan may be converted into or continued as a Term Loan denominated in a different currency.
(b)Following receipt of a Term Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Term Loans denominated in Sterling, in each case as described in the preceding subsection. In the case of a Term Loan Borrowing, each applicable Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office for the applicable currency not later than (i) 1:00 p.m., in the case of any Eurocurrency Rate Loan denominated in Dollars, (ii) 3:00 p.m., in the case of any Base Rate Loan denominated in Dollars, or (iii) 1:00 p.m. London time, in the case of any Term Loan in Sterling, in each case on the Business Day specified in the applicable Term Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 4.01, the Administrative Agent shall make all funds so received available to the Company or the UK Borrower, as applicable, in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.
(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, at the request of the Required Lenders or the Administrative Agent, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or Sterling); provided that outstanding Eurocurrency Rate Loans denominated in Sterling may be maintained and at the end of the Interest Period with respect thereto shall automatically be continued as Eurocurrency Rate Loans in Sterling with an Interest Period of one month.
(d)The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Term Loan Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than (i) seven Interest Periods in effect with respect to US Term Loans and (ii) four Interest Periods in effect with respect to UK Term Loans.
.Optional Prepayments. Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay US Term Loans or UK Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Sterling, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or £2,000,000 or a whole multiple of £500,000 in excess thereof, as applicable, provided that any prepayment of the UK Term Loan may be in non-whole multiples in excess of £2,000,000 to the extent reasonably necessary in connection with the UK Term Loan from time to time being outstanding in a non-whole multiple); and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Term Loan Facility to be prepaid, and the Type(s) of Term Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Term Loans of the Lenders to the applicable Term Loan Facility in accordance with their respective Applicable Percentages. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03 shall be applied to the principal repayment installments of the applicable Term Loan Facility on a pro-rata basis. No prepayment of one Term Loan Facility pursuant to this Section 2.03 shall result in any requirement of Lenders receiving such prepayment to share any such amount with Lenders to the other Term Loan Facility pursuant to Section 2.10 or otherwise.
.Repayment of Loans. (a) US Term Loan Facility. The Company shall repay to the Lenders to the US Term Loan Facility the aggregate principal amount of all US Term Loans outstanding on the following dates (or, in the event any such date is not a Business Day, on the immediately following Business Day with respect to the US Term Loan Facility) in the respective amounts set forth opposite such dates (which amounts shall be adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03):

Date	Amount
August 31, 2009	$11,500,000.00
November 30, 2009	$11,500,000.00
February 28, 2010	$11,500,000.00
May 31, 2010	$11,500,000.00
August 31, 2010	$17,250,000.00
November 30, 2010	$17,250,000.00
February 28, 2011	$17,250,000.00
May 31, 2011	$17,250,000.00
August 31, 2011	$17,250,000.00
November 30, 2011	$17,250,000.00
February 29, 2012	$17,250,000.00
May 31, 2012	$17,250,000.00
Maturity Date	All outstanding principal amounts of the US Term Loans
(a)UK Term Loan Facility. The UK Borrower shall repay to the Lenders to the UK Term Loan Facility the aggregate principal amount of all UK Term Loans outstanding on the following dates (or, in the event any such date is not a Business Day, on the immediately following Business Day with respect to the UK Term Loan Facility) in the respective amounts set forth opposite such dates (which amounts shall be adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03):

Date	Amount
August 31, 2009	£2,174,048.08
November 30, 2009	£2,174,048.08
February 28, 2010	£2,174,048.08
May 31, 2010	£2,174,048.08
August 31, 2010	£3,261,072.12
November 30, 2010	£3,261,072.12
February 28, 2011	£3,261,072.12
May 31, 2011	£3,261,072.12
August 31, 2011	£3,261,072.12
November 30, 2011	£3,261,072.12
February 29, 2012	£3,261,072.12
May 31, 2012	£3,261,072.12
Maturity Date	All outstanding principal amounts of the UK Term Loans
.Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State, but not in the case of any Term Loan denominated in Dollars made to the US Borrower) the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(a)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(b)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
.Fees. The Company shall pay (a) to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter, and (b) to the Lenders, in Dollars, such fees, if any, as shall have been separately agreed upon in writing in the amounts and at the times so specified. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
.Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Term Loans denominated in Sterling if market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States or other applicable Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article VIII. Each Borrower's obligations under this paragraph shall survive the termination of all commitments and the repayment of all Obligations hereunder.
.Evidence of Debt. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Term Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Term Loans and payments with respect thereto.
.Payments Generally; Administrative Agent's Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Sterling, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Sterling shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Sterling and in Same Day Funds not later than 2:00 p.m. London time on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after 2:00 p.m. London time in the case of payments in Sterling, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as may otherwise be provided in the definition of “Interest Period”, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(a)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Term Loan Borrowing of Eurocurrency Rate Loans (or, in the case of any Term Loan Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Term Loan Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Term Loan Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Term Loan Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Term Loan Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans (in the case of Term Loans denominated in Dollars) or the Cost of Funds Rate (in all other cases). If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Term Loan Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Term Loan included in such Term Loan Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(b)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Term Loan Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 11.04(c).
(d)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
.Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including Section 2.03) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply); and
(iii)the provisions of this Section shall apply to the repayments required by subparts (a) and (b) of Section 2.04 in such a manner as each repayment thereunder shall be shared by all the Lenders in each of the Term Loan Facilities ratably among them in accordance with the repayment schedule set forth therein (as adjusted by any prepayments made in accordance with this Agreement), in the event the aggregate amount paid by the Borrowers is at any time insufficient to pay in full the required repayment amounts provided in such subparts (a) and (b) of Section 2.04 for any particular payment date.
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
.UK Borrower.
(a)Effective as of the date hereof the UK Borrower shall be a Borrower hereunder and shall (subject to the satisfaction of the conditions set forth in Section 4.01) receive the proceeds of the UK Term Loan in an initial aggregate principal amount equal to £43,480,961.55, for its account on the terms and conditions set forth in this Agreement.
(b)The UK Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any the UK Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the UK Borrower.
(c)The Company may from time to time, upon not less than 15 Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate the UK Borrower's status as such, provided that there are no outstanding Term Loans payable by the UK Borrower, or other amounts payable by the UK Borrower on account of any Term Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of the UK Borrower's status.
ARTICLE V.
ARTICLE VI.TAXES, YIELD PROTECTION AND ILLEGALITY
.Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(i)If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(ii)If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c)Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. Upon the reasonable request of any Borrower, the Lenders and the Agent agree to use their reasonable efforts to cooperate with such Borrower in contesting the imposition of or claiming a refund of any Indemnified Taxes or Other Taxes paid by such Borrower that the Borrower reasonably believes were not correctly or legally asserted or for which a refund is available upon filing for an exemption or reduction therefore under applicable Law. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdictions.
(i)Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I)executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)executed originals of Internal Revenue Service Form W-8ECI,
(III)executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V)executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(ii)Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(iii)Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
.Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or Sterling), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Sterling in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurocurrency Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all such Eurocurrency Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate to Base Rate Loans (in the case of Term Loans denominated in Dollars) as to which the rate of interest is not determined with reference to the Eurocurrency Base Rate, or to Term Loans bearing interest at the Cost of Funds Rate (in the case of Term Loans denominated in Sterling), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or a Base Rate Loan as to which the interest rate is determined with reference to the Eurocurrency Base Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurocurrency Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, that Lender shall remain committed to make and maintain Base Rate Loans as to which the rate of interest is not determined with reference to the Eurocurrency Base Rate and shall be entitled to recover interest at such Base Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. If any event described in this Section 3.02 occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent or the Company, the Administrative Agent and the Borrowers shall enter into negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Term Loans, and any substitute basis agreed upon shall be, with the consent of all Lenders with respect to the UK Term Loan Facility, binding on all of the parties to this Agreement.
.Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the Eurocurrency Base Rate or a conversion to or continuation thereof that (a) deposits (whether in Dollars or Sterling) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Term Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or Sterling) or in connection with a Base Rate Loan, or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with a Base Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies, and Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such period Base Rate Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for (x) a Term Loan Borrowing of (or conversion to) Base Rate Loans in the amount specified therein, in the case of Term Loans denominated in Dollars, or (y) a Term Loan Borrowing of (or conversion to) a Term Loan bearing interest at the Cost of Funds Rate in the case of Term Loans denominated in Sterling. If any event described in the first sentence of this Section 3.03 occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent or the Company, the Administrative Agent and the Borrowers shall enter into negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Term Loans, and any substitute basis agreed upon shall be, with the consent of all Lenders with respect to the UK Term Loan Facility, binding on all of the parties to this Agreement.
.Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);
(ii)subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);
(iii)result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or, if applicable, the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
(iv)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay (or cause the UK Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender, or the Term Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the UK Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the UK Borrower to pay) such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Additional Reserve Requirements. To the extent not already reflected in the calculation of any interest rate, the Company shall pay (or cause the UK Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Term Loan Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan Commitment or Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.
.Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the UK Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by any Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the UK Borrower;
(c)any failure by any Borrower to make payment of any Term Loan (or interest due thereon) denominated in Sterling on its scheduled due date or any payment thereof in a different currency; or
(d)any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the UK Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the UK Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
.Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or to cause the UK Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 11.13.
.Survival. All of the Borrowers' obligations under this Article III shall survive the termination of the commitments and the repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE VII.
ARTICLE VIII.CONDITIONS PRECEDENT
.Conditions to Effectiveness and Making of Term Loans. The occurrence of the Closing Date and the obligation of each Lender to make any Term Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent (or its counsel) shall have received (i) from the Borrowers, a Note for each Lender as has been requested by such Lender, and (ii) from the Guarantors, the Subsidiary Guaranty signed by all such parties.
(c)The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) the general counsel of the Credit Parties, (ii) Nelson Mullins Riley & Scarborough LLP, special counsel for the Credit Parties, and (iii) Eversheds LLP, special counsel for the UK Borrower, substantially in the form of Exhibits F-1, F-2 and F-3, respectively, and covering such other matters relating to the Credit Parties, this Agreement, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby requests such counsel to deliver such opinions.
(d)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions to which such Credit Party is a party, and any other legal matters relating to the Credit Parties, this Agreement, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President of the Company or a Financial Officer, confirming that:
(i)on the Closing Date, both before and after giving effect to the Term Loan Borrowings and the other Transactions occurring on such date, no Default or Event of Default shall have occurred and be continuing; and
(ii)the representations and warranties contained in Article V of this Agreement (including, without limitation, the representation and warranty set forth in Section 5.04(b)) shall be true in all material respects on and as of the date of such Borrowing except for changes expressly permitted herein and except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true in all material respects on and as of such earlier date).
(f)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) any fees payable under this Agreement or the Fee Letter, and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Borrower hereunder.
(g)The Administrative Agent shall have received certified copies of all consents, approvals, authorizations, registrations, filings and orders required to be made or obtained by the Borrowers and all Guarantors in connection with the financings evidenced by this Agreement and the other Transactions, and all such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority in respect of such financings or other Transactions shall be ongoing.
(h)Since May 31, 2008, there shall have occurred no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, that have had, or are reasonably expected to have, a Material Adverse Effect.
(i)No actions, suits or other legal proceedings shall be pending or, to the knowledge of any Borrower, threatened, against or affecting the Borrowers or the Guarantors and seeking to enjoin, restrain, or otherwise challenge or contest the validity of the financings evidenced by this Agreement or the other Transactions. The Company shall have delivered or otherwise made available to the Administrative Agent and the Lenders the consolidated financial statements for the Company and its Subsidiaries for the Fiscal Year ended May 31, 2008, including balance sheet and income and cash flow statements, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and the consolidated financial statements of the Company and its Subsidiaries for the Fiscal Quarter and year-to-date period ended February 29, 2009, and such other financial information as the Administrative Agent or the Required Lenders may have reasonably requested.
(j)The Canadian Intercreditor Agreement shall have been executed and delivered by the parties thereto.
(k)Each Borrower shall have duly completed and submitted to the Administrative Agent a Term Loan Notice for funding of its respective Term Loan, and the Administrative Agent shall have received, not less than four Business Days prior to the Closing Date, a fully-executed Funding Indemnity Letter.
(l)The Target Acquisition shall have been, or substantially simultaneously herewith is being, consummated consistently in all material respects with the Acquisition Agreement (except for changes in such Acquisition Agreement as would not be, taken as a whole, adverse in any material respect to the Company and its Subsidiaries taken as a whole, or the Lenders), including the receipt of all required consents, licenses, and approval of all Governmental Authorities and the expiration of any required waiting periods.
(m)The Administrative Agent shall have received all other documents, certificates, and other information as the Administrative Agent may reasonably request.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE IX.
ARTICLE X.REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
.Organization; Powers. Each of the Borrowers and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
.Authorization; Enforceability. The Transactions are within each Credit Party's organizational powers and have been duly authorized by all necessary organizational action and, if required, the action by the holders of such Credit Party's Equity Interests. This Agreement and each other Loan Document has been duly executed and delivered by each Credit Party party thereto and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable Debtor Relief Law and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or Organization Documents of any of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any of the Credit Parties or its assets (including either of the Existing Credit Agreements), and (d) will not result in the creation or imposition of any Lien on any asset of any of the Credit Parties, other than as expressly permitted by the Loan Documents.
.Financial Condition; No Material Adverse Change.
(a)The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended May 31, 2008, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended February 28, 2009, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Since May 31, 2008, there have been no events, acts, conditions or occurrences, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.
.Properties.
(a)Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and Personal property sufficient for the conduct of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case free and clear of all Liens except as expressly permitted by the Loan Documents.
(b)Each of the Company and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business, free and clear of all Liens except as expressly permitted by the Loan Documents, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
.Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.
.Compliance with Laws and Agreements. Except where such compliance is being contested in good faith by appropriate proceedings, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
.Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
.Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
.Subsidiaries. Schedule 5.11 to this Agreement lists each Subsidiary of the Company as of the Closing Date and accurately sets forth for such Subsidiary the type of entity, its jurisdiction of organization, the holders of its Equity Interests, and whether as of the Closing Date such Subsidiary is a Significant Subsidiary and/or a Material Subsidiary.
.Margin Securities. Neither the Company nor any of its Subsidiaries (i) is engaged in the business of purchasing or carrying “margin stock” as defined in Regulation U of the Board, or (ii) has used any proceeds of any Loans to purchase or carry any such “margin stock” contrary to the provisions of Regulation U or Regulation X of the Board.
.Disclosure. None of the reports, financial statements, certificates and other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made or delivered; provided that, with respect to projected financial information, the Borrowers represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
.Taxpayer Identification Number; Other Identifying Information. The true and correct (a) U.S. taxpayer identification number of the Company and (b) unique identification number of the UK Borrower that has been issued by its jurisdiction of organization, are each set forth on Schedule 11.02.
ARTICLE XI.
ARTICLE XII.AFFIRMATIVE COVENANTS
So long as any Lender shall have any Term Loan Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
.Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a)within 100 days after the end of each Fiscal Year of the Company (or such shorter period for the delivery of such statements as is required by either of the Existing Credit Agreements), its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company (or such shorter period for the delivery of such statements as is required by either of the Existing Credit Agreements), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.10 and 7.11, and (iii) describing in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all annual and quarterly reports filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
(e)promptly upon the receipt thereof, a copy of any management letter or management report prepared by the Company's independent certified public accountants in conjunction with the financial statements described in Section 6.01(a); and
(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Notwithstanding the foregoing requirements for delivery of annual and quarterly financial statements and reports and other filings in Section 6.01(a), (b) and (d) above, and notices required to be given pursuant to Section 6.02, such delivery and notice requirements may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR Database and sec.gov; provided that the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to either of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person's securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
.Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt (and in any event within five Business Days) written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any actions, suits or proceedings by or before any arbitrators or Governmental Authorities against or affecting the Company or any Subsidiaries or other Affiliates thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)if and when the Company or any member of the ERISA Affiliate (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice, or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice, in each case where such Reportable Event, withdrawal liability, termination or appointment could reasonably be expected to have or cause a Material Adverse Effect; and
(d)the cancellation or termination of any material agreement or the receipt or sending of written notice of default or intended termination or cancellation of any material agreement, in any case that could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
.Maintenance of Existence. Each Borrower shall at all times maintain its existence as a corporation in the jurisdiction of its organization. The Company shall cause each of the Material Subsidiaries to maintain its legal existence, provided, that (i) the Company may dissolve Subsidiaries from time to time if (x) the Company has determined that such dissolution is desirable, and (y) such dissolution could not reasonably be expected to have or cause a Material Adverse Effect, or (ii) the Company or any Subsidiary may eliminate or discontinue a business line pursuant to Section 7.03(c).
.Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
.Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) maintain and keep in full force and effect all rights in respect of Intellectual Property used in the business of the Company and its Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) maintain, with financially sound and reputable insurance companies or through adequate self-insurance programs, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or consistent with past practices of the Company and such Subsidiaries.
.Books and Records; Inspection Rights. Each Borrower will (i) keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each of its Subsidiaries to permit, representatives of any Lender, after written notice to an officer of the Company or Subsidiary, at such Lender's expense during any period in which a Default or Event of Default is not in existence and at the Borrowers' expense during any period in which a Default or Event of Default is in existence, to visit (which date of visit shall be two (2) Business Days after the date such request is made or any earlier date as may be mutually agreed by the Company and such Lender) and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. Each of the Borrowers agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired. Notwithstanding the foregoing, during any period in which no Event of Default is in existence, neither the Administrative Agent nor any Lender may engage in (i) more than two inspections per Fiscal Year or (ii) discussions with the Company's independent public accountants, unless the Company shall have otherwise consented to same.
.Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries and each of its ERISA Affiliates to, comply with applicable laws (including but not limited to ERISA), regulations, executive orders, and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or except where the noncompliance with which could not be reasonably expected to cause or result in a Material Adverse Effect.
.Use of Proceeds. The proceeds of the Loans shall be used solely (a) to finance all or a portion of the consideration payable by the Company or one of its Subsidiaries to consummate the Target Acquisition, or to repay other Indebtedness incurred, or replenish other funds used, to finance such consideration for the Target Acquisition and (b) to pay transaction fees, costs and expenses related thereto.
.Additional Guarantors. (a) Not later than 30 days (or such longer period as the Administrative Agent may agree) after the date required for delivery of any quarterly or annual financial statements pursuant to Section 6.01, if any Domestic Subsidiary that is not a Guarantor as of the period end date of such financial statements would qualify as of such period end date as a Significant Subsidiary or (b) promptly (or such period as the Administrative Agent may agree) after the date that any Subsidiary becomes a guarantor with respect to any Existing Credit Agreement, the Borrowers shall cause such Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of the certificates or articles of incorporation, organization or formation, by-laws, limited liability company agreements, partnership agreements, and other applicable Organization Documents, appropriate authorizing resolutions of the board of directors, board of managers, or comparable body, and opinions of counsel for such Subsidiary comparable to those delivered pursuant to Section 4.01, and (iii) such other documents as the Administrative Agent may reasonably request. The Borrowers may request that any Guarantor cease to be a Guarantor and be released and discharged from its obligations under the Subsidiary Guaranty if (i) the Equity Interests of such Guarantor are being sold in a transaction expressly permitted by the terms of this Agreement, or (ii) such Guarantor both has ceased to qualify as a Significant Subsidiary as indicated by the most recent quarterly or annual financial statements delivered pursuant to Section 6.01 and has or is being released as a guarantor of the obligations of the Company under any Existing Credit Agreement.
ARTICLE XIII.
ARTICLE XIV.NEGATIVE COVENANTS
So long as any Lender shall have any Term Loan Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
.Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, other than:
(a)Indebtedness under this Agreement or the Subsidiary Guaranty, and other unsecured Indebtedness of any Subsidiary that is a Guarantor and is a party to a Subsidiary Guaranty;
(b)Indebtedness under each Existing Credit Agreement and other Indebtedness existing on the date of this Agreement and described on Schedule 7.01;
(c)Indebtedness secured by Liens permitted pursuant to the terms of Section 7.02(a)(iii);
(d)Indebtedness of a Subsidiary owing to the Company or any other Subsidiary;
(e)Indebtedness resulting from Guarantees by Guarantors of Permitted Pari Passu Indebtedness and other Indebtedness otherwise expressly permitted by this Section 7.01;
(f)Indebtedness arising from the renewal or extension of any Indebtedness described in clauses (b) and (c) above, provided that the amount of such Indebtedness is not increased and any Liens securing such Indebtedness attached only to the assets previously serving as collateral for such Indebtedness prior to such renewal or extension;
(g)Indebtedness owing by a Subsidiary that was in existence at the time such Person first became a Subsidiary, or at the time such Person was merged into or consolidated with a Subsidiary, which Indebtedness was not created or incurred in contemplation of such event, provided that such Indebtedness is at the time permitted pursuant to the terms of Section 7.02 (in the case of any Indebtedness secured by any Liens on assets of such Subsidiary);
(h)Indebtedness resulting from Surety Indemnification Obligations of such Subsidiary; and
(i)other unsecured Indebtedness of any Subsidiaries not described in clauses (a) through (h) above so long as on the date of such incurrence or creation the sum of (A) the aggregate principal amount of such Indebtedness and (B) the aggregate principal amount of all other Indebtedness incurred under this clause (i) and outstanding on such date, does not exceed an amount equal to fifteen percent (15%) of Net Worth as at the end of the Company's most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Administrative Agent prior to such date.
.Liens. Neither Borrower will, nor will either Borrower permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)(i)    Liens existing on the date of this Agreement and described on Schedule 7.02 securing Indebtedness outstanding on the date of this Agreement;
(ii)    Liens existing on any asset of any Person at the time such Person becomes a Subsidiary, or at the time such Person was merged into or consolidated with the Company or a Subsidiary, which Lien was not created in contemplation of such event and, if such Lien secures Indebtedness of a Subsidiary, such Indebtedness is permitted pursuant to the terms of Section 7.01; and
(iii)    Liens on any asset securing Indebtedness (including, without limitation, a Capital Lease Obligation) incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien (x) attaches to such asset (and no other asset) concurrently with or within 18 months after the acquisition or completion of construction thereof, and (y) secures solely such Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset;
provided that the aggregate amount of Indebtedness secured by Liens permitted pursuant to clauses (i) and (iii) of this Section 7.02(a) shall at no time exceed an amount equal to 10% of Net Worth as at the end of the Company's most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Administrative Agent;
(b)Liens securing Permitted Pari Passu Indebtedness, provided that all requirements and conditions set forth in the definition of the term “Permitted Pari Passu Indebtedness” shall be satisfied at all times any such Liens are in effect;
(c)Liens securing Indebtedness owing by the Company or any Subsidiary to any Credit Party;
(d)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (a) through (c) of this Section, provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;
(e)Permitted Encumbrances;
(f)Liens in respect of any taxes which are either (x) not, as at any date of determination, due and payable or (y) being contested in good faith as permitted by Section 6.04;
(g)Liens (x) on the Canadian Receivables Collateral securing obligations under the Canadian Receivables Credit Facility; and (y) securing obligations arising under other Settlement Facilities and attaching only to those receivables payable in respect of such Settlement Facilities; and
(h)Liens on cash and cash equivalents deposited or pledged in the ordinary course of business to secure Surety Indemnification Obligations.
.Consolidations, Mergers and Sales of Assets. Neither Borrower will, nor will either Borrower permit any of its Material Subsidiaries to, consolidate or merge with or into, or effect any Asset Sale to, any other Person, or discontinue or eliminate any Material Subsidiary or business segment, provided that:
(a)either Borrower may merge with another Person (except the other Borrower) if (i) such Borrower is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;
(b)Subsidiaries (i) may merge with, and sell assets to, another Subsidiary, provided that if one of the Persons involved in such merger or sale is a Credit Party, the surviving Person or transferee in any such transaction is a Credit Party, (ii) may merge with, and sell assets to, a Borrower, so long as the surviving Person or transferee in any such transaction is such Borrower, and (iii) may merge with another Person (other than a Borrower or another Subsidiary) if (x) such Subsidiary is the Person surviving such merger, and (y) no Default or Event of Default shall have occurred and be continuing;
(c)the Company and its Subsidiaries may eliminate or discontinue business lines and segments from time to time if such elimination or discontinuance could not reasonably be expected to have a Material Adverse Effect;
(d)so long as no Event of Default shall then have occurred and be continuing or would result therefrom, the Company and its Subsidiaries may effect any Asset Sale so long as the assets to be sold pursuant to all such Asset Sales during any Fiscal Year have not contributed, in the aggregate, more than fifteen percent (15%) of the EBITDA of the Company for the then-most recently completed period of four consecutive Fiscal Quarters for which financial statements are available (with the determination of such contribution to EBITDA to be made by the Company in a manner reasonably acceptable to the Administrative Agent); provided, however, that (i) in determining the Company's compliance with the foregoing limitation on Asset Sales in any Fiscal Year, the Company may deduct from the EBITDA attributable to the assets sold in such Asset Sales, an amount equal to the EBITDA attributable to Permitted Acquisitions made or proposed to be made by the Company and its Subsidiaries within 180 days after consummation of the respective Asset Sale and with the proceeds of such Asset Sale (with the determination of the EBITDA attributable to such Permitted Acquisition to be made by the Company in a manner reasonably acceptable to the Administrative Agent), (ii) if and to the extent, absent such deduction in clause (i) with respect to such proposed Permitted Acquisitions, a breach of this Section 7.03(d) would occur, the Company shall provide the Administrative Agent, not later than the expiration of such 180-day period, a report in reasonable detail as to such proposed Permitted Acquisitions, if any, and to the extent all or any portion of the proposed Permitted Acquisitions (or any other Permitted Acquisitions) are not so made within such 180 day period, then only the EBITDA attributable to Permitted Acquisitions made shall be deducted for purposes of determining whether the Company is in compliance with the 15% limitation set forth above for the Fiscal Year during which such Asset Sales occurred, and (iii) the UK Borrower must continue to be a wholly-owned direct or indirect Subsidiary of the Company;
(e)Subsidiaries which are formed for the sole purpose of (1) merging into Persons that will become Subsidiaries or (2) acquiring the assets or Equity Interests of Persons and thereafter becoming Subsidiaries, may merge with such Persons or consolidate those Persons' assets with the assets of those Subsidiaries so long as such acquisitions and related transactions are otherwise permitted by this Agreement; and
(f)any Asset Sale made as a result of the exercise of the Joint Venture Call Right with respect to the assets or Equity Interests of the Subsidiary that are subject to such Joint Venture Call Right; provided, however, that if after giving effect to such Asset Sale, the Leverage Ratio (computed on a pro forma basis as of the last day of the most recently ended period of four consecutive Fiscal Quarters for which financial statements are available) would exceed 2.00 to 1.00, then the Company shall, not later than ten (10) Business Days after such Asset Sale is consummated, provide written notice thereof to the Administrative Agent and, unless such prepayment is waived in writing by the Administrative Agent (acting at the direction of the Required Lenders) within ten (10) Business Days after its receipt of such notice, the Company shall prepay or cause to be prepaid an amount of its outstanding Indebtedness in the form of term loans used to finance the purchase of the assets subject to such Asset Sale (with payment to be applied pro rata across maturities) or, if no such term loans are then outstanding, Indebtedness under this Agreement (with payment to be applied pro rata across Term Loans and maturities) or any other Indebtedness (but without any required reduction in the commitments from the lenders that are parties to any revolving credit facilities) equal to the lesser of (x) the amount necessary to be prepaid to reduce such Leverage Ratio to 2.00 to 1.00, (y) the net cash proceeds received by the Company and its Subsidiaries from such Asset Sale (after giving effect to any costs, fees and expenses associated therewith and any Indebtedness repaid in connection therewith), and (z) the total amount of Indebtedness then outstanding as term loans used to finance the purchase of the assets subject to such Asset Sale and advances under this Agreement.
.Acquisitions. Neither Borrower will, nor will either Borrower permit any Subsidiary to, directly or indirectly, effect an Acquisition, unless in each case (i) such Acquisition is of a business or in an industry that is the same or substantially similar to that of the Company and its existing Subsidiaries or such other businesses arising therefrom or that are reasonably related to the payment services, financial services, transaction processing and money transfer business, (ii) the Borrowers have satisfied all applicable conditions and requirements for such acquisition to constitute a Permitted Acquisition as provided in the definition of the term “Permitted Acquisition”, (iii) such Acquisition is not a Non-Negotiated Acquisition, and (iv) no Default or Event of Default shall result therefrom (which has not been specifically waived in writing pursuant to Section 11.01).
.Swap Agreements. Neither Borrower will, nor will either Borrower permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements that are entered into by a Borrower or such Subsidiary with the intent, at such time, to (a) hedge or mitigate risks (whether or not deemed to constitute a “hedge” for purposes of FAS 133) to which the Company or any Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Equity Interests (excluding options embedded within convertible debt securities and covered call options) of the Company or any of its Subsidiaries), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
.Lines of Business. Neither the Company, the UK Borrower nor any Significant Subsidiary shall conduct or enter into any business, either directly or through any other Subsidiary, except for any business that is the same or substantially similar as that of the Company or its existing Subsidiaries or such other businesses arising therefrom or reasonably related to the payment services, financial services, transaction processing or money transfer businesses.
.Transactions with Affiliates. Neither Borrower will, nor will either Borrower permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in any case where such transactions, singly or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary in any material respect than could be obtained on an arm's-length basis from unrelated third parties, and (b) transactions between or among any Borrower and any Guarantors not involving any other Affiliate.
.Restrictive Agreements. Neither Borrower will, nor will either Borrower permit any Material Subsidiary or any Subsidiary that owns (directly or indirectly) any Equity Interests in any Material Subsidiary to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction (excluding any such encumbrance or restriction under this Agreement) on the ability of the UK Borrower or any other Subsidiary of the Company to (i) pay dividends or make any other distributions on any of its Equity Interests, (ii) pay any amounts owing to the Company or any of its Subsidiaries, or (iii) grant any Liens on any of its assets to secure any of the Obligations under this Agreement, except (A) any such encumbrance or restriction with respect to the granting of Liens imposed by a lessor under any capital lease or by a lender extending purchase money financing in respect of any asset or assets of the Company or any Subsidiary, so long as such encumbrances or restrictions does not so encumber or restrict any other assets or property of the Company or any Subsidiary, (B) any such encumbrance or restriction set forth in Permitted Pari Passu Indebtedness, (C) any such existing encumbrances or restrictions in any Indebtedness of a Subsidiary of the Company permitted pursuant to the terms of Section 7.01, or Indebtedness of a Borrower resulting from the merger or consolidation of another Person into or with such Borrower, which Indebtedness existed at the time of such merger or consolidation and was not created or incurred in contemplation of such event, (D) those encumbrances or restrictions more particularly described in Schedule 7.08, (E) any such encumbrance or restriction consisting of customary provisions (x) contained in any license or other contract governing intellectual property rights of the Company or any of its Subsidiaries restricting or conditioning the sublicensing or assignment thereof, (y) restricting subletting or assignment of any leases governing leasehold interests of the Company or any of its Subsidiaries or (z) contained in any agreement relating to the sale, transfer or other disposition of a Subsidiary or any property or assets pending such sale or other disposition, provided such encumbrances or restrictions apply only to such Subsidiary, property or assets, (F) any encumbrance or restriction existing solely as a result of a requirement of any applicable law, and (G) any such encumbrance or restriction pursuant to an agreement between the Company or its Subsidiary with the Person (other than any Affiliate of the Company) owning the minority of the outstanding Equity Interests in a non-wholly owned Subsidiary of the Company requiring the consent of such Person prior to taking the actions described in the preceding clauses (i), (ii) or (iii) above with respect to such non-wholly owned Subsidiary.
.Accounting Changes. Neither Borrower will, nor will either Borrower permit any Subsidiary to, make any significant change in accounting practices, except as required or permitted by GAAP.
.Leverage Ratio. The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 3.25 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.
.Fixed Charge Coverage Ratio. The ratio of (i) EBITR to (ii) Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.
ARTICLE XV.
ARTICLE XVI.EVENTS OF DEFAULT AND REMEDIES
.Events of Default. Any of the following shall constitute an Event of Default:
(a)either Borrower shall fail to pay when due any principal of any Loan, whether at the due date of any installment thereof, on the Maturity Date, or at a date fixed for prepayment thereof or otherwise;
(b)either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied thereafter for a period of five Business Days;
(c)any representation or warranty made or deemed made in writing by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been untrue or incorrect in any material respect when made or deemed made;
(d)either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.03 (with respect to any Borrower's existence), Section 6.08 or 6. 10, or in Article VII;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after (i) any officer of either Borrower becomes aware thereof, or (ii) notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
(f)either Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period for such payment;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of any Material Indebtedness or any trustees or agents on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness or Indebtedness of a Subsidiary that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or of all the Equity Interests of such Subsidiary, as the case may be, in a transaction otherwise expressly permitted under this Agreement, and such Indebtedness is paid at or prior to the time it becomes due as a result of such transaction;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)either Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or cease to pay its debts generally as such debts become due, (vi) take any action for the purpose of effecting any of the foregoing;
(j)one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or deferred, or the judgment or judgments shall not have been paid in full or otherwise released or discharged;
(k)the Company or any of its ERISA Affiliates shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c) (5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or federal tax liens and/or liens of the PBGC under Section 4068 of ERISA shall be rendered or filed against the Company or any of its ERISA Affiliates which shall continue unsatisfied, unreleased and unstayed for a period of 60 days; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Company or any its ERISA Affiliates shall be obligated to contribute to, terminate its participation in, or incur any withdrawal liability with respect to, a Multiemployer Plan; provided, that no Default or Event of Default shall arise under this paragraph (k) unless, in the reasonable opinion of the Required Lenders, when taken together with all other events described in this clause (k) that have occurred, the foregoing matters could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(l)a Change in Control shall occur; or
(m)(i) the Subsidiary Guaranty shall cease to be enforceable, (ii) the Company or any Subsidiary shall assert that any Loan Document is not enforceable, or (iii) any default or event of default under any other Loan Document shall occur or exist and continue in effect beyond any applicable period to cure such default or event of default;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, (ii) declare all Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Section, the Term Loan Commitments shall automatically terminate and the principal of all Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, in each case without further act of the Administrative Agent or any Lender.
.Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable as set forth in the last paragraph of Section 8.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent to the extent payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders to the extent payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Related Swap Agreements, ratably among the Lenders and the Swap Providers in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE XVII.
ARTICLE XVIII.ADMINISTRATIVE AGENT
.Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
.Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
.Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
.Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
.Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.
.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
.Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person either ceases to be a Subsidiary as a result of a transaction permitted hereunder or is eligible to be released from its Subsidiary Guaranty in accordance with a request by the Borrowers pursuant to the last sentence of Section 6.09. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE XIX.
ARTICLE XX.CONTINUING GUARANTY
.Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the UK Borrower to the Guaranteed Parties, and whether arising hereunder, under any other Loan Document or under any Related Swap Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys' fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof). The Administrative Agent's books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Company, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Company under this Guaranty, and Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
.Rights of Lenders. Company consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Company under this Guaranty or which, but for this provision, might operate as a discharge of Company.
.Certain Waivers. The Company waives (a) any defense arising by reason of any disability or other defense of the UK Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the UK Borrower; (b) any defense based on any claim that the Company's obligations exceed or are more burdensome than those of the UK Borrower; (c) the benefit of any statute of limitations affecting the Company's liability hereunder; (d) any right to proceed against the UK Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
.Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Guaranty whether or not the UK Borrower or any other person or entity is joined as a party.
.Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Term Loan Commitments and the Facilities are terminated. If any amounts are paid to Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.
.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Term Loan Commitments and the Term Loan Facilities, and the Obligations thereunder, are paid in full and terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the UK Borrower or the Company is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Guaranty.
.Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of the UK Borrower owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of the UK Borrower to the Company as subrogee of the Guaranteed Parties or resulting from the Company's performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of the UK Borrower to the Company shall be enforced and performance received by the Company as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Guaranty.
.Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or the UK Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Guaranteed Parties.
.Condition of UK Borrower. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the UK Borrower and any other guarantor such information concerning the financial condition, business and operations of the UK Borrower and any such other guarantor as the Company requires, and that none of the Guaranteed Parties has any duty, and the Company is not relying on the Guaranteed Parties at any time, to disclose to the Company any information relating to the business, operations or financial condition of the UK Borrower or any other guarantor (the Company hereby waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
ARTICLE XXI.
ARTICLE XXII.MISCELLANEOUS
.Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)extend or increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document (whether directly or indirectly through an amendment to the definition of the term “Applicable Rate” or the term “Leverage Ratio” to the extent (but only to the extent) such amendment would effect a reduction in such rate of interest or fees pursuant to the Applicable Rate) without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;
(e)change Section 2.10 or Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
(g)either (i) release the Company from the Guaranty under Article X or (ii) release all or substantially all of the value of the Subsidiary Guaranty, in either case without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).
.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to a Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Term Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
.No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of any one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction) for the Administrative Agent or any Lender, and any additional counsel reasonably necessary in the case of any actual or potential conflict of interest identified by the Administrative Agent or by one or more Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Borrowers. Each of the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary, or any Environmental Liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Credit Party against an Indemnitee for a material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if a Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding anything to the contrary in this Section 11.04(b), with respect to any individual claim (or series of related claims), in no event shall the Borrowers be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction, but excluding any in-house counsel) for all Indemnitees collectively, as well as any additional counsel reasonably necessary in the case of any actual or potential conflict of interest identified by the Administrative Agent or by one or more Indemnitees.
(c)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by either or both of them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each of them hereby waives on behalf of itself and the other Credit Parties, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from either (i) the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction, or (ii) the material breach of such Indemnitee's confidentiality obligations under this Agreement or any other Loan Document as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the commitments and the repayment, satisfaction or discharge of all the other Obligations.
.Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time after the funding of the Term Loans on the Closing Date assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the Term Loans at the time owing to such Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (in the case of the US Term Loan Facility) or ₤2,500,000 (in the case of the UK Term Loan Facility), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Term Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Term Loan Facilities on a non-pro rata basis;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Company. No such assignment shall be made to the Company or any of the Company's Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time after the funding of the Term Loans on the Closing Date, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
.Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, members, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary in connection with the Transactions relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information shall be deemed to be confidential unless such information is clearly identified at the time of delivery as non-confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
.Interest Rate Limitation. As used in this Agreement the term “interest” does not include any fees (including, but not limited to, any loan fee, periodic fee, unused commitment fee or waiver fee) or other charges imposed on any Borrower in connection with the indebtedness evidenced by this Agreement, other than the interest described herein. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. It is the express intent hereof that neither Borrower pay, and no Lender receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable Law, including the usury laws in force in the State of Georgia.
.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Term Loan Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
.Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any circumstance exists under Section 11.01 that gives the Borrower the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Company shall have paid (or caused the UK Borrower to pay) to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the UK Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not violate applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA.
(b)SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN THE SUPERIOR COURT OF FULTON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm's-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
.Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
.USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
.Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, each Borrower has executed this Agreement as of the date stated at the top of the first page hereof, intending to create an instrument executed under seal

GLOBAL PAYMENTS, INC., as a Borrower

[Seal]	By:	/s/ David E. Mangum
	Name:	David E. Mangum
	Title:	Chief Financial Officer

GLOBAL PAYMENTS U.K. LTD, as a Borrower

[Seal]	By:	/s/ James G. Kelly
	Name:	James G. Kelly
	Title:	President and Chief Operating Officer
Global Payments Inc.
Term Loan Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as Administrative Agent

[Seal]	By:	/s/ Roberto Salazar
	Name:	Roberto Salazar
	Title:	Assistant Vice President

Global Payments Inc.
Term Loan Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as a Lender

[Seal]	By:	/s/ Thomas M. Paulk
	Name:	Thomas M. Paulk
	Title:	Vice President

Global Payments Inc.
Term Loan Credit Agreement
Signature Pages

Thomas M. Paulk, as a Lender[1]

[Seal]	By:	Thomas M. Paulk
	Name:	Thomas M. Paulk
	Title:	Vice President

1	To provide separate signature page for each Lender.

Global Payments Inc.
Term Loan Credit Agreement
Signature Pages
EXHIBIT A

TERM LOAN NOTICE

Date: ___________, _____

To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of July 10, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation (the “Company”), Global Payments U.K. Ltd, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The [Company/UK Borrower] hereby requests:

 A borrowing of [US/UK] Term Loans	 A conversion Conversions only apply to US Term Loans. or continuation of [US/UK] Term Loans

1.    On                          (a Business Day).

2.    In the amount of                 .

3.    Comprised of                     . Choice of “Type” only applies to US Term Loans.

4.    For Eurocurrency Rate Loans: with an Interest Period of _____ months.

The Borrowing, if any, requested herein complies with Section 2.01 of the Credit Agreement.

[COMPANY/UK BORROWER]

By:
Name:
Title:

EXHIBIT B-1

US TERM LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Company”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each US Term Loan from time to time made by the Lender to the Company under that certain Term Loan Credit Agreement, dated as of July 10, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Company, Global Payments U.K. Ltd, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Company promises to pay interest on the unpaid principal amount of each US Term Loan from the date of such US Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in Same Day Funds at the Administrative Agent's Office for payments in Dollars. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. US Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its US Term Loans and payments with respect thereto.

The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

GLOBAL PAYMENTS INC.

By:
Name:
Title:

EXHIBIT B-2
UK TERM LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “UK Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each UK Term Loan from time to time made by the Lender to the UK Borrower under that certain Term Loan Credit Agreement, dated as of July 10, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation (the “Company”), the UK Borrower (together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The UK Borrower promises to pay interest on the unpaid principal amount of each UK Term Loan from the date of such UK Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Sterling in Same Day Funds at the Administrative Agent's Office for payments in Sterling. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. UK Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its UK Term Loans and payments with respect thereto.

The UK Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

GLOBAL PAYMENTS U.K. LTD

By:
Name:
Title:     EXHIBIT C

COMPLIANCE CERTIFICATE

[attached]

COMPLIANCE CERTIFICATE
Confidential
To:    The Lenders parties to the Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Term Loan Credit Agreement dated as of July ___, 2009 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement") among Global Payments Inc., Global Payments U.K. Ltd, Bank of America, N.A. as Administrative Agent, and the other lending institutions that are parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected __________ of Global Payments Inc.
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its consolidated Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule I attached hereto sets forth financial data and computations evidencing compliance with Sections 7.10 and 7.11, inclusive of the Agreement, all of which data and computations are true, complete and correct.
The foregoing certifications, together with the computations set forth in Schedule I hereto, and the financial statements delivered with this Certificate in support hereof, are made and delivered this________ day of ______ 20___.

	SCHEDULE I TO COMPLIANCE CERTIFICATE		Page 1
[Date]
	Global Payments Inc.		000 $'s
Confidential
Compliance as of [Date] with Sections 7.10
and 7.11 inclusive of the Agreement

SECTION 7.10 - Leverage Ratio

The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 3.25 to 1.00 for the Fiscal
Quarter just ended and the immediately preceding three Fiscal Quarters.

(a)	Consolidated Total Debt	$
(b)	Consolidated Adjusted EBITDA (see Worksheet C)

Actual Ratio

	Required Ratio	<	3.25 to 1.00

SECTION 7.11 - Fixed Charge Coverage Ratio

The ratio of (i) EBITR to (ii) Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.

(i)	Consolidated EBITR (see Worksheet B)	$
(ii)	Consolidated Fixed Charges (See Worksheet A)

Ratio of (i) to (ii)

	Required Ratio	>	2.50 to 1.0

WORKSHEET A

Global Payments Inc.

CONSOLIDATED FIXED CHARGES

000 $'s
[Date]

Calculation of Consolidated Fixed Charges for period ending [Date].

Consolidated Operating Lease and Rental Expenses for:

4th Quarter [Year] ending [Date]
1st Quarter [Year] ending [Date]
2nd Quarter [Year] ending [Date]
3rd Quarter [Year] ending [Date]
Total	$—

Consolidated Interest Expense for:

4th Quarter [Year] ending[Date]
1st Quarter [Year] ending [Date]
2nd Quarter [Year] ending [Date]
3rd Quarter [Year] ending [Date]
Total	$—

Total Consolidated Fixed Charges	$—

WORKSHEET B

Global Payments Inc.

INCOME AVAILABLE FOR FIXED CHARGES

000 $'s
[Date]

Calculation of Consolidated EBITR for period ending [Date]

4th Quarter [Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Fixed Charges
Total 4th Qtr. [Year]		$—

1st Quarter [Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Fixed Charges
Total 1st Qtr. [Year]		$—

2nd Quarter [Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Fixed Charges
Total 2nd Qtr. [Year]		$—

3rd Quarter [Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Fixed Charges
Total 2nd Qtr. [Year]		$—

Total Consolidated EBITR		$—

WORKSHEET C
000 $'s
Global Payments Inc.		[Date]

CONSOLIDATED AJUSTED EBITDA

Calculation of Consolidated Adjusted EBITDA for period ending [Date]

3rd Quarter[Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Consolidated Interest Expense
Depreciation and Amortization
Acquisition Pro Forma
Total 3rd Qtr. [Year]		$—

4th Quarter [Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Consolidated Interest Expense
Depreciation and Amortization
Acquisition Pro Forma
Total 4th Qtr. [Year]		$—

1st Quarter [Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Consolidated Interest Expense
Depreciation and Amortization
Acquisition Pro Forma		—
Total 1st Qtr. [Year]		$—

3rd Quarter[Year] ending [Date]
Consolidated Net Income	$
Taxes on Income
Consolidated Interest Expense
Depreciation and Amortization
Acquisition Pro Forma		—
Total 1st Qtr.[Year]		$—

Consolidated Adjusted EBITDA		$—
EXHIBIT D-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporatedd herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guaranties included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender] Select as applicable.

3.	Borrowers: Global Payments Inc. and Global Payments U.K. Ltd

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Term Loan Credit Agreement dated as of June 23, 2008 among the Borrowers, the Lenders parties thereto, and the Administrative Agent

6.	Assigned Interest:

Facility Assigned US Term Loan or UK Term Loan.	Aggregate amount of outstanding Loans being assigned herein by Assignor	Aggregate amount of outstanding Loans held by all Lenders	Percentage of outstanding Loans of all Lenders being assigned herein to Assignee Set forth, to at least 9 decimals, as a percentage of the outstanding Loans of all Lenders.	Percentage of outstanding Loans of all Lenders retained by Assignor[7]
	$	$	%	%

Effective Date: _____________ ___, 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and its Related Parties or its securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

[Consented to:] To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

GLOBAL PAYMENTS INC.

By:
Title:

ANNEX 1
TERM LOAN CREDIT AGREEMENT DATED AS OF
JULY 10, 2009, AMONG
GLOBAL PAYMENTS INC., GLOBAL PAYMENTS UK, LTD.,
BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT,
AND THE LENDERS PARTIES THERETO
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company and each of the Company's Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company and each of the Company's Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Georgia.
EXHIBIT D-2
ADMINISTRATIVE QUESTIONNAIRE
[attached]
ADMINISTRATIVE DETAILS REPLY FORM - US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO: ROBERTO SALAZAR
FAX # (877) 207-2382

I. Borrower Name:     GLOBAL PAYMENTS INC.

$             Type of Credit Facility US TERM LOAN US TERM LOAN

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement _____ YES _____NO

•	Coming in via Assignment _____ YES _____NO

III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other - please specify)

IV. Domestic Address:                 V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

Primary     Secondary
Credit Contact     Operations Contact     Operations Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:
IntraLinks E Mail
Address:

Does Secondary Operations Contact need copy of notices? ___YES ___ NO
Letter of Credit    Draft Documentation
Contact     Contact     Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:
E Mail Address:

VII. Lender's Standby Letter of Credit, Commercial Letter of Credit, and Bankers' Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender's Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA#)             (City/State)

(Account #)         (Account Name)

(Attention)

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):         __ __ - __ __ __ __ __ __

Tax Withholding Form Delivered to Bank of America*:

__________    W-9

__________    W-8BEN

__________    W-8ECI

__________    W-8EXP

__________    W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON-U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flowthrough entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Tax Form Tool Kit
(2006) (2).doc

X. Bank of America Payment Instructions:

Pay to:         Bank of America, N.A.
New York, NY
ABA # 026009593
Acct. # 1366212250600
Attn: Corporate Credit Services
Ref: Global Payments Inc.

FAX ALONG WITH COMMITMENT LETTER TO:     Roberto Salazar

FAX #         877.207.2382

I. Borrower Name:     Global Payments U.K. Ltd (c/o Global Payments Inc.)

Type of Credit Facility Senior Credit Facility - U.K. Tranche

II. Legal Name of Lender of Record for Signature Page:

·     Signing Credit Agreement __X__ YES _____NO
·      Coming in via Assignment _____ YES _____NO

III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other - please specify)

IV. U.K. Address:                     V. U.S. Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

Primary     Secondary
Credit Contact     Operations Contact     Operations Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:

Does Secondary Operations Contact need copy of notices? ___YES ___ NO

Letter of Credit    Draft Documentation
Contact     Contact     Legal Counsel
Name:
Title:
Address:
Telephone:
Facsimile:
E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED
BELOW:
_/_ GBP (POUNDS STERLING) ___ _________________________________
___ ___________________________________________________
___ ___________________________________________________

VII. Lender's SWIFT Payment Instructions for GBP (Pounds Sterling):

Pay to:

(Bank Name)

(SWIFT)                         (Country)

(Account #)                     (Account Name)

(FFC Account #)                     (FFC Account Name)

(Attention)

(Attention)

(Attention)

VIII. Organizational Structure and Tax StatusPlease refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):         __ __ - __ __ __ __ __ ___

Tax Withholding Form Delivered to Bank of America*:

__________    W-9

__________    W-8BEN

__________    W-8ECI

__________    W-8EXP

__________    W-8IMY

NON-U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flowthrough entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Tax Form Tool Kit
(2006) (2).doc

IX. Bank of America Payment Instructions:

Pay GBP to:
Correspondent Bank:
Bank of America London (Swift BOFAGB22)
Sort Code - 16 50 50

For Credit:
a/c 10985680 (IBAN - GB07BOFA16505010985680)
a/c name Banc of America Securities (Swift BOFAGB2U)
REF: 049/Global Payments

3/1/07 Revision

EXHIBIT E
SUBSIDIARY GUARANTY
[attached]
Execution Version
SUBSIDIARY GUARANTY
                        THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of July 10, 2009, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Company (as defined below) that become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Credit Agreement referred to below.
WITNESSETH
                        WHEREAS, Global Payments Inc., a Georgia corporation (the “Company”), Global Payments U.K. Ltd, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the institutions from time to time parties thereto as lenders (the “Lenders”), and Bank of America, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), have entered into that certain Term Loan Credit Agreement dated as of July 10, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of Loans and other financial accommodations to be made by the Lenders to the Credit Agreement;
                        WHEREAS, it is a condition precedent to the extensions of Loans by the Lenders under the Credit Agreement that each of the undersigned Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and
                        WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations;
                        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE XXIII.SECTION 1.      Definitions.  Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.
ARTICLE XXIV.SECTION 2.      Representations, Warranties and Covenants.  Each of the Guarantors represents and warrants that:
.(A)             It is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.
.(B)              It has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.  The execution and delivery by each Guarantor of this Guaranty and the performance by each Guarantor of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action by such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
.(C)              Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Organizational Documents or the provisions of any indenture, material instrument or material agreement to which such Guarantor is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.
                        In addition to the foregoing, each of the Guarantors covenants that, so long as any amount payable under the Credit Agreement or any other Guaranteed Obligations (as hereinafter defined) shall remain unpaid, it will fully comply with those covenants and agreements applicable to such Guarantor set forth in the Credit Agreement.
ARTICLE XXV.SECTION 3.      The Guaranty.  Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to either Borrower pursuant to the Credit Agreement, (ii) all obligations of either Borrower owing under any Related Swap Agreement, (iii) all other amounts payable by either Borrower or any other Credit Party under the Credit Agreement, any Related Swap Agreement and the other Loan Documents and (iv) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrowers of all of the agreements, conditions, covenants, and obligations of the Borrowers contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations (including the Administrative Agent) being referred to collectively as the “Holders of Obligations”).  Upon (x) the failure by either Borrower or any other Credit Party, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Related Swap Agreement or the relevant Loan Document, as the case may be.  Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance and is not a guaranty of collection.
ARTICLE XXVI.SECTION 4.      Guaranty Unconditional.  The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
.(A)             any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
.(B)              any modification or amendment of or supplement to the Credit Agreement, any Related Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;
.(C)              any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;
.(D)             any change in the corporate, partnership or other existence, structure or ownership of either Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of either Borrower or any other guarantor of any of the Guaranteed Obligations;
.(E)              the existence of any claim, setoff or other rights which the Guarantors may have at any time against either Borrower, any other guarantor of any of the Guaranteed Obligations, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
.(F)               the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against either Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Related Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by either Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;
.(G)             the failure of any Holder of Obligations to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
.(H)             the election by, or on behalf of, any one or more Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
.(I)                any borrowing or grant of a security interest by either Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
.(J)                the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any Holder of Obligations for repayment of all or any part of the Guaranteed Obligations;
.(K)             the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
.(L)              any other act or omission to act or delay of any kind by either Borrower, any other guarantor of the Guaranteed Obligations any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor's obligations hereunder except as provided in Section 5.
ARTICLE XXVII.SECTION 5.      Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.  Each of the Guarantors' obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash or until such Guarantor is released from its obligations hereunder pursuant to Section 13 below.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by either Borrower or any other party under the Credit Agreement, any Related Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of each Borrower or otherwise, each of the Guarantors' obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.  The obligations of the Guarantors with respect to the immediately preceding sentence shall survive termination of this Guaranty.
ARTICLE XXVIII.SECTION 6.      General Waivers; Additional Waivers.
.(A)             General Waivers.  Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice, as well as any requirement that at any time any action be taken by any Person against either Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.
.(B)              Additional Waivers.  Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives to the fullest extent permitted by law:
(a)(i)                 any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(b)(ii)               (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor's right to make inquiry of the Administrative Agent and the Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of either Borrower or of any other fact that might increase such Guarantor's risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;
(c)(iii)             its right, if any, to require any Holder of Obligations to institute suit against, or to exhaust any rights and remedies which any Holder of Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(d)(iv)             (a) any rights to assert against any Holder of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against either Borrower or any of the other Guarantors or any other party liable to any Holder of Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of any Holder of Obligations' rights or remedies against the other Guarantors; the alteration by any Holder of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors' obligations to any Holder of Obligations by operation of law as a result of any Holder of Obligations' intervention or omission; or the acceptance by any Holder of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder; and
(e)(v)               any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by any Holder of Obligations; or (b) any election by any Holder of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.
ARTICLE XXIX.SECTION 7.      Subordination of Subrogation; Subordination of Intercompany Indebtedness.
.(A)             Subordination of Subrogation.  Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any Holder of Obligations now have or may hereafter have against either Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to any Holder of Obligations to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of either Borrower to any Holder of Obligations.  Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash.  Each Guarantor acknowledges and agrees that this subordination is intended to benefit each Holder of Obligations and shall not limit or otherwise affect such Guarantor's liability hereunder or the enforceability of this Guaranty, and that such Holder of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).
.(B)              Subordination of Intercompany Indebtedness.  Each Guarantor agrees that any and all claims of such Guarantor against either Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness.  Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations in those assets.  No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations.  If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor except as otherwise permitted pursuant to any Loan Document.
ARTICLE XXX.SECTION 8.      Contribution with Respect to Guaranteed Obligations.
.(A)             To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor's “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
.(B)              As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
.(C)              This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
.(D)             The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
.(E)              The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement and the Related Swap Agreements.
ARTICLE XXXI.SECTION 9.      Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrowers under the Credit Agreement, any Related Swap Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of either Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Related Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.
ARTICLE XXXII.SECTION 10.  Notices.  All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 11.02 of the Credit Agreement with respect to the Administrative Agent at its notice address referenced therein and with respect to any Guarantor, in care of the Company at the address of the Company referenced therein.
ARTICLE XXXIII.SECTION 11.  No Waivers.  No failure or delay by the any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Guaranty, the Credit Agreement, any Related Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
ARTICLE XXXIV.SECTION 12.  Successors and Assigns.  This Guaranty is for the benefit of any Holder of Obligations and their respective successors and permitted assigns; provided that, except as otherwise permitted by the Credit Agreement, no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Related Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.  This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.
ARTICLE XXXV.SECTION 13.  Changes in Writing; Releases.  Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, or the release of any Guarantor pursuant to Sections 6.09 and 9.10 of the Credit Agreement, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except in writing and in accordance with this Guaranty and the Credit Agreement (including compliance with Section 11.01 of the Credit Agreement, if applicable).
ARTICLE XXXVI.SECTION 14.  GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA.
ARTICLE XXXVII.SECTION 15.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.
.(A)             CONSENT TO JURISDICTION.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN THE SUPERIOR COURT OF FULTON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
.(B)              WAIVER OF VENUE.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
.(C)              SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
.(D)             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
ARTICLE XXXVIII.SECTION 16.  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Guaranty.  In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
ARTICLE XXXIX.SECTION 17.  Taxes, Expenses, Judgment Currency, etc.  Without limiting the general applicability of the terms of the other Loan Documents to this Guaranty and the parties hereto, the terms of Sections 3.01, 11.04 and 11.19 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) of the Credit Agreement are incorporated herein by reference, with each instance of the term “Borrower” being replaced with “Guarantor” (in each case, with application to singular and plural forms thereof); provided that, for purposes of clarification, no such substitution shall be made for the term “Company”.
ARTICLE XL.SECTION 18.  Setoff.  At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations or any of their respective affiliates.  The rights of the Holders of Obligations under this Section shall be reinstated in the event of any reinstatement of any obligations hereunder pursuant to Section 5.
ARTICLE XLI.SECTION 19.  Financial Information.  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances.  In the event any Holder of Obligations, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
ARTICLE XLII.SECTION 20.  Severability.  Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
ARTICLE XLIII.SECTION 21.  Merger.  This Guaranty, taken together with the other Loan Documents, represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations.
ARTICLE XLIV.SECTION 22.  Headings.  Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
                        IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.
DOLEX DOLLAR EXPRESS, INC.

By:
Name:
Title:

GLOBAL PAYMENT SYSTEMS LLC

By:   Global Payment Holding Company
         Its Representative Member

By:
Name:
Title:

GLOBAL PAYMENTS CHECK SERVICES, INC.

By:
Name:
Title:

GLOBAL PAYMENTS DIRECT, INC.

By:
Name:
Title:

GLOBAL PAYMENTS GAMING SERVICES,
INC.

By:
Name:
Title:

LATIN AMERICA MONEY SERVICES, LLC

By:   Global Payments Inc.
         Its Sole Member

By:
Name:
Title:

GPS HOLDING LIMITED PARTNERSHIP

By:   Global Payment Holding Company
         Its Sole General Partner

By:
Name:
Title:

GLOBAL PAYMENT HOLDING COMPANY

By:
Name:
Title:

Acknowledged and Agreed
as of July 10, 2009:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:_____________________________________
Name:
Title:
ANNEX I TO SUBSIDIARY GUARANTY
SUPPLEMENT TO SUBSIDIARY GUARANTY
                        Reference is hereby made to the Subsidiary Guaranty (the “Guaranty”) made as of July 10, 2009, by and among DOLEX DOLLAR EXPRESS, INC., GLOBAL PAYMENT SYSTEMS LLC, GLOBAL PAYMENTS CHECK SERVICES, INC., GLOBAL PAYMENTS DIRECT, INC., GLOBAL PAYMENTS GAMING SERVICES, INC., LATIN AMERICA MONEY SERVICES, LLC, GPS HOLDING LIMITED PARTNERSHIP and GLOBAL PAYMENT HOLDING COMPANY (the “Initial Guarantors” and along with any additional Subsidiaries of the Company that have become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Credit Agreement.  Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty.
                        By its execution of this Supplement to Subsidiary Guaranty (this “Supplement”), the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees that by execution of this Supplement it is a Guarantor (as defined in the Guaranty) under the Guaranty as if a signatory thereof on the effective date thereof, and the New Guarantor (a) shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Guaranty and (b) hereby makes each representation and warranty set forth in the Guaranty.  The New Subsidiary hereby agrees that (i) each reference to a “Guarantor” or the “Guarantors” in the Guaranty and other Loan Documents shall include the New Guarantor and (ii) each reference to the “Guaranty Agreement” as used therein shall mean the Guaranty as supplemented hereby.  Without limiting the generality of the foregoing terms of this paragraph, the New Guarantor hereby jointly and severally together with the other Guarantors, guarantees to each Holder of Obligations, as provided in the Guaranty, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
                        IN WITNESS WHEREOF, New Guarantor has executed and delivered this Supplement counterpart to the Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR]

By:
Its:

EXHIBIT F-1
OPINION OF GENERAL COUNSEL
[attached]

[Global Payments Inc. Letterhead]

July 10, 2009

The Lenders and the Administrative Agent
Referred to Below
c/o Bank of America, N.A.
231 S. LaSalle St.,
Mail Code: IL1-231-10-41
Chicago, IL 60604

Ladies and Gentlemen:

I have acted as counsel for Global Payments Inc. (the “US Borrower”) and Global Payments U.K. Ltd (the “UK Borrower” and, together with the US Borrower, the “Borrowers” and each a “Borrower”) and each of the subsidiaries listed on Schedules 1, 2 and 3 attached hereto (each of the foregoing other than the Borrowers, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”), in connection with that certain Term Loan Credit Agreement (the “Credit Agreement”) dated as of the date hereof among the Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other Loan Documents executed and delivered in connection therewith. This opinion is delivered to you pursuant to the requirements of Section 4.01(c) of the Credit Agreement.

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions (the “Interpretive Standards”) adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and/or the Credit Agreement.

For the purposes of giving this opinion, I have examined originals of the following documents, each of which is dated, or dated as of, the date hereof:

1.the Credit Agreement;

2.each of the Notes, if any, executed by the Borrowers on the date hereof in favor of the Lenders pursuant to Section 4.01(b) of the Credit Agreement; and

3.the Subsidiary Guaranty.

The foregoing documents are hereinafter sometimes collectively called the “Loan Documents.”

In the capacity described above and except as noted in the following paragraph, I have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such records and documents of the US Borrower and the Subsidiary Guarantors, certificates of officers and representatives of the US Borrower and the Subsidiary Guarantors, certificates of public officials and such other documents as I have deemed appropriate as a basis for the opinions hereinafter set forth.

As to the factual matters forming a basis of my opinion, whenever an opinion with respect to the existence or absence of facts is qualified by the phrase “to my knowledge” it is intended to indicate that during the course of my representation of the US Borrower and of the Subsidiary Guarantors, as the case may be, no information has come to my attention, and, solely with respect to the opinion given in paragraph 3(b) below, no information has come to my attention after inquiry of those officers and employees of the US Borrower and the Subsidiary Guarantors who could reasonably be expected to have knowledge of the existence or absence of such facts, which would give me reason to question the accuracy of such facts. Except as specifically noted in this paragraph, I have not undertaken any other independent review or investigation to determine the existence or absence of such facts. Without limiting the foregoing, for purposes of my opinion expressed in paragraph 2(b)(iii) and (iv) hereof, I have not made any independent review or investigation of any agreements or instruments to which the US Borrower or any Subsidiary Guarantor is a party or by which the US Borrower or any Subsidiary Guarantor is bound, except that I have reviewed or caused to be reviewed those agreements and instruments listed on Schedule 4 which have been deemed to be “material” by the US Borrower, the UK Borrower and any Subsidiary Guarantor (such agreements and other documents collectively referred to herein as the “Reviewed Agreements”). The standard of materiality used by the US Borrower and the Subsidiary Guarantors is those agreements and instruments which, if terminated or canceled for default, by acceleration or otherwise, could reasonably be expected to have or cause a Material Adverse Effect. Furthermore, for purposes of my opinion expressed in paragraph 5 hereof, I have made no examination of plaintiff or defendant indexes in any federal, state, or other court or any other tribunal to determine the existence of any suits or proceedings pending or threatened against the US Borrower or any Subsidiary Guarantor.

The opinions set forth herein are limited to the laws of the State of Georgia, the federal laws of the United States of America, the General Corporate Law of the States of Delaware, New York, Illinois and Texas and the Limited Liability Company Act of the State of Delaware. I am admitted to practice law only in the State of Georgia and, in expressing my opinions herein as to the General Corporate Law of the States of Delaware, New York, Illinois and Texas and the Limited Liability Company Act of the State of Delaware, I have relied solely upon the published general compilations of the applicable laws of such states.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

1.    (a)    Each of the US Borrower and each Subsidiary Guarantor listed on Schedule 1 attached hereto (the “Schedule 1 Subsidiary Guarantors”) is a corporation, limited liability company or limited partnership, as applicable, duly organized under the laws of the State of Georgia and has all powers required to carry on its business as now conducted. Based solely upon the Certificates of Existence issued by the Secretary of State of the State of Georgia (copies of which are attached hereto), each of the US Borrower and the Schedule 1 Subsidiary Guarantors is existing and in compliance with the applicable filing and annual registration provisions of the laws of the State of Georgia relating to corporations, limited liability companies and limited partnerships, as applicable, and has not filed articles of dissolution or certificate of cancellation with the Secretary of State of Georgia.

(b)    Each of the Subsidiary Guarantors listed on Schedule 2 attached hereto (the “Schedule 2 Subsidiary Guarantors”) is a corporation or limited liability company, as applicable, duly organized under the laws of the State of Delaware and has all powers required to carry on its business as now conducted. Based solely upon the Certificates of Good Standing issued by the Secretary of State of the State of Delaware (copies of which are attached hereto), each of the Schedule 2 Subsidiary Guarantors is existing and in compliance with the applicable filing and annual registration provisions of the laws of the State of Delaware relating to corporations and limited liability companies, as applicable, and has not filed articles of dissolution or certificate of cancellation with the Secretary of State of Delaware.

(c)    Each Subsidiary Guarantor listed on Schedule 3 attached hereto (the “Schedule 3 Subsidiary Guarantors”) is a validly existing corporation under the laws of its state of incorporation and has all corporate powers required to carry on its business as now conducted. Based solely upon the Certificates of Existence or Status issued by the applicable governmental authority for such State (the “Authority”) (copies of which are attached hereto), each of the Schedule 3 Subsidiary Guarantors is existing and in compliance with the applicable corporate filing and annual registration provisions of each of their respective places of incorporation relating to corporations and has not filed articles of dissolution or a certificate of cancellation with its applicable Secretary of State.

2.    (a)    The execution, delivery and performance by the US Borrower of the Loan Documents to which it is a party (i) are within the US Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene any provision of the charter or bylaws of the US Borrower.

(b)    The execution, delivery and performance by the US Borrower and the UK Borrower of the Loan Documents to which it is a party (i) require no action by or in respect of, or filing with, any federal governmental body, agency or official of the United States of America (other than routine filings after the date hereof with the Securities and Exchange Commission) or any governmental body, agency or official of the State of Georgia by the US Borrower, (ii) do not contravene, or constitute a default under, any provision of any of the Reviewed Agreements or any applicable federal law or regulation of the United States of America or applicable law or regulation of the State of Georgia, (iii) to my knowledge, do not contravene, or constitute a default under, any judgment, injunction, order or decree which is binding upon the US Borrower, and (iv) except as provided in the Loan Documents, do not result in the creation or imposition of any Lien on any asset of the US Borrower or the UK Borrower pursuant to the terms of any such Reviewed Agreement.

3.    (a)    The execution, delivery and performance by each Subsidiary Guarantor of the Loan Documents to which it is a party (i) are within any such Subsidiary Guarantor's powers, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene any provision of the charter or bylaws or other organizational documents, as applicable, of any Subsidiary Guarantor.

(b)    The execution, delivery and performance by each of the Subsidiary Guarantors of the Loan Documents to which it is a party (i) require no action by or in respect of, or filing with, any federal governmental body, agency or official of the United States of America (other than routine filings after the date hereof with the Securities and Exchange Commission) or any governmental body, agency or official of the State of Georgia, (ii) do not contravene, or constitute a default under, any provision of any of the Reviewed Agreements or any applicable federal law or regulation of the United States of America or applicable law or regulation of the State of Georgia, (iii) to my knowledge, do not contravene, or constitute a default under, any judgment, injunction, order or decree which is binding upon any such Subsidiary Guarantor, as the case may be, and (iv) except as provided in the Loan Documents, do not result in the creation or imposition of any Lien on any asset of any such Subsidiary Guarantor, as the case may be, pursuant to the terms of any such Reviewed Agreement.

4.    The US Borrower has duly executed and delivered each of the Loan Documents to which it is a party. Each of the Subsidiary Guarantors has duly executed and delivered each of the Loan Documents to which it is a party.

5.    To my knowledge, there is no action, suit or proceeding pending, or threatened, against the US Borrower or any Subsidiary Guarantor before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect.

This opinion is rendered solely for the benefit of the Lenders, the Administrative Agent, any of their respective successors and permitted assigns and only with respect to the transaction described herein. No further distribution or use of this opinion is authorized and this opinion may not be quoted in full or in part or otherwise referred to in any financial statements, nor may it be filed with or furnished to any governmental agency (other than those examining the Lenders, the Administrative Agent, or any of their respective successors and permitted assigns) or other party without the prior written consent of the undersigned.

Very truly yours,

Suellyn P. Tornay, Esq.
SCHEDULE 1

Subsidiary	Date of Certificate
Global Payment Systems LLC	June 26, 2009
GPS Holding Limited Partnership	June 26, 2009

SCHEDULE 2

Subsidiary	Date of Certificate
Latin America Money Services, LLC	June 25, 2009
Global Payment Holding Company	June 25, 2009

SCHEDULE 3

Subsidiary	Place of Incorporation	Date of Certificate
Global Payments Direct, Inc.	New York	June 26, 2009
Global Payments Check Services, Inc.	Illinois	June 25, 2009
Global Payments Gaming Services, Inc.	Illinois	June 25, 2009
DolEx Dollar Express, Inc.	Texas	June 26, 2009

SCHEDULE 4
Reviewed Agreements
1.Tax Sharing and Indemnification Agreement dated as of January 31, 2001, between National Data Corporation and Global Payments Inc.
2.Headquarters Sublease for Office Headquarters dated as of December 23, 2003, between The Coca-Cola Company and Global Payments Inc.
3.Marketing Alliance Agreement, dated as of March 20, 2001, between the Borrower, and Canadian Imperial Bank of Commerce.
4.Amended and Restated Credit Agreement among Global Payments Direct, Inc., Canadian Imperial Bank of Commerce, and lenders named therein, dated November 19, 2004, Amendment No. 1 dated November 18, 2005 and Amendment No. 2 dated November 16, 2006 to such agreement.
5.Credit Agreement among Global Payments Inc., JPMorgan Chase Bank, N.A. and the lenders named therein, dated November 16, 2006, Amendment No. 1 dated November 18, 2005 and Amendment No. 2 dated November 2, 2006 to such agreement.
6.Credit Agreement among Global Payments Direct, Inc., Global Payments Inc. and National Bank of Canada dated as of April 15, 2008.
7.Credit Agreement among Global Payments Inc., JPMorgan Chase Bank, N.A. and the lenders named therein, dated as of June 23, 2008.
EXHIBIT F-2
OPINION OF NELSON MULLINS RILEY & SCARBOROUGH LLP
[attached]
Atlanta Boston Charleston Charlotte Columbia Greenville Myrtle Beach Raleigh Tallahassee Washington, DC Winston-Salem
Nelson
Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363 Tel: 404.322.6000 Fax: 404.322.6050 www.nelsonmullins.com

July 10, 2009

The Lenders and the Administrative Agent
Referred to Below
c/o Bank of America, N.A.
231 S. LaSalle St.,
Mail Code: IL1-231-10-41
Chicago, IL 60604

Ladies and Gentlemen:

We have acted as counsel for Global Payments Inc. (the “US Borrower”) and Global Payments U.K. Ltd (the “UK Borrower” and, together with the US Borrower, the “Borrowers” and each a “Borrower”) and each of the subsidiaries listed on Schedule 1 attached hereto (each of the foregoing other than the Borrowers, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”), in connection with that certain Term Loan Credit Agreement (the “Credit Agreement”) dated as of the date hereof among the Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other Loan Documents executed and delivered in connection therewith. This opinion is delivered to you pursuant to the requirements of Section 4.01(c) of the Credit Agreement.

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions (the “Interpretive Standards”) adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and/or the Credit Agreement.

For the purposes of giving this opinion, we have examined originals of the following documents each of which is dated, or dated as of, the date hereof:

4.the Credit Agreement;

5.each of the Notes, if any, executed by the Borrowers on the date hereof in favor of the Lenders pursuant to Section 4.01(b) of the Credit Agreement; and

6.the Subsidiary Guaranty.

The foregoing documents are hereinafter sometimes collectively called the “Opinion Documents.”

In the capacity described above and except as noted in the following paragraph, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Borrowers and the Subsidiary Guarantors, certificates of officers and representatives of the Borrowers and the Subsidiary Guarantors, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

In our examinations, we have assumed (i) the power and authority of all parties to enter into the Opinion Documents, (ii) the due authorization, valid execution and delivery of the Opinion Documents by all parties thereto, and (iii) except where this opinion expressly addresses such matters as to the Borrowers and the Subsidiary Guarantors, that each of the Opinion Documents is enforceable against such party.

With your approval, for purposes of our opinions expressed herein, we have further assumed:

(a)Each of the Borrowers and the Subsidiary Guarantors has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be; and to the extent applicable, each of the Borrowers and the Subsidiary Guarantors that is a foreign corporation transacting business in the State of Georgia is in good standing as a foreign corporation under the laws of the State of Georgia;

(b)Each of the Lenders and the Administrative Agent is duly organized and validly existing under the laws of the jurisdiction of its incorporation and is entitled to avail itself of the courts of the State of Georgia to enforce the Opinion Documents; and

(c)The execution, delivery and performance by each of the Borrowers and the Subsidiary Guarantors of the Opinion Documents to which it is a party (i) require no action by or in respect of, or filing with, any governmental body, agency or official, and (ii) do not contravene or constitute a default under any provision of applicable law or regulation, or of the charter, bylaws or other organizational documents of any Borrower or any Subsidiary Guarantor, as the case may be, or of any judgment, injunction, order or decree or any material agreement, or other instrument binding upon any Borrower or any Subsidiary Guarantor, as the case may be.

The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

Based upon and subject to the foregoing, and subject to all of the qualifications set forth herein, we are of the opinion that:

1.Each Opinion Document to which either Borrower or any Subsidiary Guarantor is a party constitutes a valid and binding agreement of such Borrower or such Subsidiary Guarantor, as the case may be, enforceable against such Borrower or such Subsidiary Guarantor, as the case may be.

2.Neither the US Borrower nor any Subsidiary Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

This opinion is rendered solely for the benefit of the Lenders, the Administrative Agent, and any of their respective successors and permitted assigns, and only with respect to the financing contemplated by the Credit Agreement. No further distribution or use of this opinion is authorized and this opinion may not be quoted in full or in part or otherwise referred to in any financial statements, nor may it be filed with or furnished to any governmental agency (other than those examining the Lenders, the Administrative Agent or any of their respective successors and permitted assigns) or other party without the prior written consent of the undersigned.

Very truly yours,

Nelson Mullins Riley & Scarborough LLP

___________________________________
A Partner

Schedule 1

Subsidiary Guarantors

Subsidiary	Place of Incorporation	Date of Certificate
Global Payment Systems LLC	Georgia	June 26, 2009
GPS Holding Limited Partnership	Georgia	June 26, 2009
Latin America Money Services, LLC	Delaware	June 25, 2009
Global Payment Holding Company	Delaware	June 25, 2009
Global Payments Direct, Inc.	New York	June 26, 2009
Global Payments Check Services, Inc.	Illinois	June 25, 2009
Global Payments Gaming Services, Inc.	Illinois	June 25, 2009
DolEx Dollar Express, Inc.	Texas	June 26, 2009

EXHIBIT F-3
OPINION OF EVERSHEDS LLP
[attached]

Bank of America, N.A. as Administrative Agent and each Lender from time to time party to the Credit Agreement referred to in this letter	Date	July 10, 2009
Your ref
	Our ref	BARNSLS
	Direct dial	0845 497 0992
susannahbarnsley@eversheds.com

Dear Sirs

Global Payments U.K. Ltd (the "Company")

1.	INTRODUCTION

1.	You have asked us to give you a legal opinion in connection with a transaction in which you will agree to make available to the Company a loan facility of £43,480,961.55.

2.	We are pleased to do so, in the terms set out in this letter.

3.	We draw your attention to sections 7.3 to 7.7 of this letter, which deal with the exclusion and limitation of liability in respect of this letter.

2.	DEFINED TERMS

1.	For the sake of convenience, some words and phrases in this letter have been given special meanings. These are as follows.

1.	“Board Resolutions” means the written resolutions of the board of directors of the Company dated [] July 2009.

2.	“Companies Act” means the Companies Act 1985.

3.	“Constitutional Documents” means the Company certificate of incorporation and its memorandum and articles of association.

4.	“Credit Agreement” means the term loan credit agreement dated 10 July 2009 between amongst others you, the Company as UK Borrower and Global Payments Inc as US Borrower.

5.	“Insolvency Act” means the Insolvency Act 1986.

6.	“Registrar” means the registrar of companies for England and Wales.

7.	“Transaction” means the transaction described in the introduction to this letter.

8.	“Transaction Documents” means the Credit Agreement and the UK Term Loan Notes.

9.	“UK Term Loan Notes” means the promissory notes made by the Company in favour of each of Bank of America, N.A. and Toronto Dominion Bank and dated 10 July 2009.

3.	PREPARATIONS

1.	We have taken the following steps in preparation for giving our opinion.

1.	We have reviewed the following documents:

1.	a copy of each Constitutional Document, certified by a director of the Company on 10 July 2009 as a true copy of an authentic, up-to-date and complete original;

2.	a copy of the Board Resolutions, certified by a director of the Company on 10 July 2009 as a true copy of an authentic, up-to-date and complete original;

3.	a copy of the Credit Agreement executed by the Company and Global Payments, Inc;

4.	a copy of each of the UK Term Loan Notes executed by the Company.

2.
We commissioned on 9 July 2009 a search of the Company's file maintained by the Registrar (the “Search”). The Search was conducted by means of Companies House Direct (“CHD”), an on-line system supplied by the Registrar.

3.	We have obtained a Certificate of Good Standing from the Registrar dated 8 July 2009 (the “Certificate of Good Standing”).

4.
We asked an official at the Royal Courts of Justice in London on 9 July 2009 to check for any entry in respect of the Company on the Central Index of Winding-up Petitions for England and Wales (the “Index”).

2.	We have not reviewed any other documents, looked at any other information, carried out any other searches or made any other enquiries for the purposes of this opinion.

4.	ASSUMPTIONS
For the purposes of giving our opinion, we are making the assumptions listed in this section 4. We have not taken any steps to check their veracity, except as described in relation to section 4.1.2.

1.	Assumptions about the status of the Company

1.
We assume that the Company was solvent at the time it entered into each Transaction Document and did not cease to be solvent as a result of entering into any Transaction Document. “Solvent,” here, means that the Company is not deemed unable to pay its debts under section 123 of the Insolvency Act.

2.
We assume that no person has taken any step in England or Wales in connection with the appointment of an administrator of the Company, the appointment of a receiver in respect of it or any of its assets, the making of a voluntary arrangement in respect of it, the imposition of a moratorium in respect of it (under section 1A of the Insolvency Act), its winding-up or its dissolution.

3.	In relation to the assumption in section 4.1.2, we are able to provide the following information.

1.
There are requirements to send information to the Registrar in connection with each of the following events, namely: the appointment of an administrator; the appointment of a receiver; the approval of a voluntary arrangement; the coming into force of a moratorium under section 1A of the Insolvency Act; the passing of a resolution to enter a voluntary liquidation; the making of a winding-up order; and the making of an order (under section 900 of the Companies Act 2006) for the dissolution of a company in connection with a compromise or arrangement. Any such information sent to the Registrar should be placed on the relevant company's file. In addition, where the Registrar is taking steps to strike a company off the register, we would expect a copy of each relevant letter and advertisement to be placed on the Company's file.

2.
None of the documents or information disclosed by CHD as a result of the Search related to any of the events listed in section 4.1.3.1 and the Registrar has issued the Certificate of Good Standing which confirms, inter alia, that, according to the documents on the Company's file, the Company has been in continuous and unbroken existence since the date of its incorporation and that no action has been taken by the Registrar for striking off the Company from the register and dissolving it as defunct and that, as far as the Registrar is aware, the Company is not in liquidation or subject to an administrative order and no receiver or manager of the Company's property has been appointed. However, this should not be taken to mean that none of those events has occurred or that no step has been taken in connection with any of those events. In this respect, we draw your attention, in particular, to the following two factors (and see also section 4.4). First, whenever information of this type is required to be sent to the Registrar, it need not be sent immediately (so an event could have occurred recently in respect of which the relevant filing had not been made on 9 July 2009). Secondly, none of the requirements to send information to the Registrar arises at the beginning of the relevant process. For example, in the case of a compulsory winding-up, the requirement to send information to the Registrar arises only once the order is made; there is no filing requirement at an earlier stage, such as on presentation of the winding-up petition (but, on this point, see section 4.1.3.3).

3.
The Index records details of each petition for the winding up of a company. In some circumstances, it also records information about the proposed appointment of an administrator. The official we spoke to yesterday (see section 3.1.3) told us that there was then no entry on the Index in respect of the Company. We assume that the Index was accurate, complete and up-to-date as at such time and that there was no such entry. However, there is no guarantee given by Government (or by any person) as to the accuracy or reliability of the Index or of any information provided by officials in response to requests like ours and we have not asked an official to check the Index today. In any event, as mentioned, the Index does not cover every proposed appointment of an administrator.

4.
We assume that no person has taken any step outside England and Wales in connection with any of the matters listed in section 4.1.2 or in connection with any similar event or proceedings. We have not attempted to find out whether any such step has been taken. We are not giving any opinion as to the actual or potential effect under the law of England and Wales (or any other law) of any such step.

2.	Assumptions about corporate matters
We assume that:

1.	there have been no changes to the Constitutional Documents from the Constitutional Documents available from Companies House on 9 July 2009;

2.	each person identified in the Board Resolutions as a director of the Company was validly appointed as such and continues in office;

3.	the correct procedures were followed with regard to the Board Resolutions and each resolution recorded in the Board Resolutions was duly passed;

4.	the resolutions recorded in the Board Resolutions have not been amended; and

5.
in authorising the execution and delivery of the Transaction Documents and the performance of the Company's obligations under them, the directors of the Company have complied with all duties imposed by law on them in their capacity as directors and with all restrictions imposed on them by the Constitutional Documents.

3.	Assumptions about documents

1.	We assume that:

1.	each document listed in section 3.1.1 which is an original (not a copy) is authentic, up-to-date and complete; and

2.	each document listed in section 3.1.1 which is a copy is a true copy of an authentic, up-to-date and complete original.

2.	With regard to the execution of the Transaction Documents by the Company, we assume that:

1.
the signature of each person purporting to have executed a Transaction Document on its behalf is the genuine signature of a person authorised for that purpose by a resolution recorded in the Board Resolutions; and

2.
where it purports to have executed a Transaction Document under seal, the seal is its genuine seal and the signature of each person who has witnessed the affixing of the seal is the genuine signature of a person authorised for that purpose by a resolution recorded in the Board Resolutions.

3.	We assume that the Credit Agreement will be validly executed and delivered by each party to it other than the Company.

4.
We assume that each Transaction Document constitutes the Company's valid, binding and enforceable obligations under the law of the State of Georgia and under all other applicable laws (other than the law of England and Wales).

5.	We assume that each Transaction Document constitutes your valid, binding and enforceable obligations under all applicable laws (including the law of England and Wales).

4.	Assumptions about the Search
We assume that:

1.	no event has occurred in relation to the Company in respect of which a filing required to be made with the Registrar has not been made; and

2.
the documents and information disclosed by CHD as a result of the Search are accurate, complete and up-to-date and comprise all documents and information filed with the Registrar in relation to the Company which are material for the purposes of this opinion.

5.	Assumption about other laws

1.
We assume that the Company's execution and delivery of the Transaction Documents did not breach the law of the State of Georgia or any other applicable law (other than the law of England and Wales); and that the exercise of its rights and the performance of its obligations under the Transaction Documents will not do so.

2.
We assume that, apart from those points we have specifically identified in this letter as being relevant (or potentially relevant) to our opinion, no provision of the law of the State of Georgia would affect our opinion.

3.	We assume that no provision of any other law (apart from the law of England and Wales) would affect our opinion.

5.	OPINION
Our opinion, under the law of England and Wales, is as follows.

1.	Company's corporate status
The Company is incorporated and validly exists as a company with limited liability under the Companies Act. According to the documents on the Company's file at Companies House, the Company has been in continuous and unbroken existence since the date of its incorporation and, based on the Certificate of Good Standing issued by the Registrar, as at the date of the Certificate of Good Standing, no action has been taken by the Registrar for striking off the Company from the register and having it dissolved as being defunct, and subject to the assumptions set out in paragraph 4.1, so far as we are aware and (based solely on the Certificate of Good Standing) the Registrar is aware, the Company is not in liquidation or subject to an administration order and no receiver or manager of the Company's property has been appointed.

2.	Company's power
The Company had, at the relevant time, corporate power and authority to execute and deliver the Transaction Documents and has corporate power and authority to exercise its rights and to perform its obligations under them.

3.	Authorisation of the Transaction Documents
The Company has taken the necessary corporate action to authorise its execution and delivery of the Transaction Documents and the exercise of its rights and the performance of its obligations under them and has duly executed and delivered the Transaction Documents.

4.	Choice of law
Each Transaction Document states that you and the Company have agreed that the law of the State of Georgia is its governing law. If a court in England or Wales were to accept jurisdiction in a dispute arising in connection with any Transaction Documents, it would give effect to that provision.

5.	No breach of laws etc
The Company's execution and delivery of the Transaction Documents did not breach the Constitutional Documents or the law of England and Wales applicable to companies generally; nor do the exercise of its rights or the performance of its obligations under the Transaction Documents.

6.	No consents, approvals etc required
There is no need to obtain any authorisation, approval, consent or licence from any public body in England or Wales in order to enable the Company to execute and deliver the Transaction Documents or to exercise its rights and perform its obligations under them.

7.	Filing, registration etc
There is no need to make any filing or any application for registration with any public body in England or Wales in order to enable the Company to execute and deliver the Transaction Documents or to exercise its rights and to perform its obligations under them.

8.	Stamp duty, stamp duty land tax etc
There is no stamp duty (or similar tax) payable in England or Wales in respect of any Transaction Document.

6.	QUALIFICATIONS
Our opinion is subject to various qualifications, as follows.

1.	Choice of law

1.	In section 5.4, we give an opinion about each Transaction Document's provision as to its governing law.

2.
In certain circumstances, a court in England or Wales might refuse to give effect to a provision of this type, on the grounds that the parties have acted in bad faith in agreeing such a provision or on public policy grounds.

3.
Even if a court in England or Wales were to give effect to the relevant provision, it would not necessarily apply the law of the State of Georgia to all aspects of a dispute relating to the Transaction Documents. This is for the reasons explained in sections 6.1.4 to 6.1.6.

4.
The general principle regarding the parties' contractual rights and obligations under each Transaction Document is that the law of the State of Georgia would govern substantive issues (including as to the nature and scope of those rights and obligations), while the law of England and Wales would govern certain procedural and evidential issues arising in the dispute.

5.
Issues regarding the mode of performance of obligations under the Transaction Documents (for example, questions as to the place or time for payment of a debt) might be determined by reference to the law of the place of performance of the relevant obligation.

6.	There are mandatory rules of the law of England and Wales which, where relevant, would be applied by a court of England or Wales regardless of the law of the State of Georgia.

2.	Consents, filings etc
In sections 5.6 and 5.7, we give an opinion about whether there is a need to obtain any consent from, or to make any filing with, any public body. We are not giving any opinion about the existence, extent or actual or potential effect of any requirement of this type imposed on the Company in any contract (or other arrangement) between the Company and any such public body.

3.	No opinion on other matters
We are not giving any opinion about any of the following matters:

1.	the treatment of any person or payment for the purposes of taxation or for the purposes of accounting;

2.	the veracity of any facts stated in any Transaction Document;

3.
whether the Company's execution and delivery of the Transaction Documents or the exercise of its rights or the performance of its obligations under them causes it to breach any agreement to which it is party;

4.	whether the Company complies with the laws, regulations and rules affecting it, its business or its assets (except where we say so specifically in this letter);

5.	the laws of any jurisdiction other than England and Wales; or

6.	any right of any person not party to a Transaction Document to enforce any rights under it.

4.	No opinion as to the future

1.	Our opinion in section 5 is given on the basis of the information available to us today and this letter states the law as it is today.

2.	We have not undertaken to up-date our opinion in future or to advise you of any changes in the law (or in its interpretation) that might affect our opinion.

7.	TERMS ON WHICH OUR OPINION IS GIVEN

1.	Our client in connection with the Transaction is Global Payments U.K. Limited. We have taken our instructions only from Global Payments U.K. Limited and not from any other person.

2.	We are giving our opinion to you in connection with the Transaction and you must not rely on it (or any part of it) for any other purpose.

3.
In sections 7.4 to 7.7, “Losses” means any loss, liability or damage arising out of or in connection with this letter, however it is caused and whether in contract (by way of indemnity or otherwise), in tort (including negligence) or in misrepresentation, restitution or otherwise (in each case, whether caused by negligence or not).

4.
Our total liability in respect of Losses is limited to £43,480,961.55. This amount is the limit of our liability to all persons purporting to rely on our opinion, collectively. Any amount paid by us in respect of liabilities to any such person will be allocated among all such persons, as appropriate. This allocation is entirely a matter for the relevant persons and there is no obligation to inform us of the allocation.

5.
The extent to which any Losses will be recoverable from us will also be limited so as to be in proportion to our contribution to the overall fault for such Losses, taking into account any contributory negligence by the claimant, its other advisers and/or any other third party responsible to the claimant and/or liable in respect of such Losses.

6.
No person is permitted to bring any claim in respect of Losses against any of our partners, employees or agents personally, even where our partners, employees or agents have been negligent. This restriction will not operate to exclude any liability which cannot be excluded at law or to exclude the liability of Eversheds LLP for the acts or omissions of any of our partners, employees or agents. Each of our partners, employees and agents will have the right to enforce this section 7.6 pursuant to the Contracts (Rights of Third Parties) Act 1999. Each reference here to a “partner” is to a member of Eversheds LLP. The use of that term does not imply that the members of Eversheds LLP are carrying on business in partnership for the purposes of the Partnership Act 1890.

7.
Nothing in sections 7.3 to 7.6 will affect any liability which we have at any time in respect of any Losses caused by our fraud, fraudulent misrepresentation or reckless disregard of our professional obligations or any other situation where the law prohibits us from excluding or limiting our liability.

8.
This letter may be disclosed to (a) any professional adviser engaged in connection with the Transaction, (b) any rating agency engaged in connection with the Transaction (and its professional advisers), (c) any person proposing to take an assignment or transfer of a Lender's rights or obligations under the Credit Agreement (and its professional advisers) and (d) and as otherwise may be required by law or any governmental or regulatory body or in connection with any legal proceedings.

9.	No person other than you is permitted to rely on our opinion (or any part of it), unless we give our prior consent.

10.	No person other than those referred to in sections 7.8 and 7.9 is permitted to see any part of this letter or any summary of all or part of its contents, unless we give our prior consent.

11.	This letter is governed by the law of England and Wales.

12.
The courts of England and Wales will have exclusive jurisdiction to settle any dispute between us (including claims for set-off and counterclaims) in relation to this letter. You and we irrevocably agree to submit to their jurisdiction and irrevocably waive any objection to any action or proceeding being brought in those courts or any claim that any such action or proceeding has been brought in an inconvenient forum.

Yours faithfully

Eversheds LLP
SCHEDULE 1.01
MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or
(b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender's participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a) in relation to any Loan in Sterling:
AB+C(B-D)+E x 0.01    per cent per annum
100 - (A+C)
(b) in relation to any Loan in any currency other than Sterling:
E x 0.01      per cent per annum
300
Where:

“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.05(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 5.11
SCHEDULE 2.01

TERM LOAN COMMITMENT
AND APPLICABLE PERCENTAGES

LENDER	US Term Loan Commitment	US Term Loan Commitment Percentage	UK Term Loan Commitment	UK Term Loan Commitment Percentage
Bank of America, N.A.	—	—	£31,057,829.68	71.42857143%
Compass Bank	$30,000,000	13.04347826%	—	-
Toronto Dominion (New York) LLC	$10,000,000	4.34782609%	—	-
Toronto Dominion Bank	—	—	£12,423,131.87	28.57142857%
Bank of Tokyo-Mitsubishi UFJ Trust Company	$20,000,000	8.69565217%	—	—
SunTrust Bank	$20,000,000	8.69565217%	—	—
U.S. Bank, N.A.	$20,000,000	8.69565217%	—	—
Branch Banking & Trust Company	$17,000,000	7.39130435%	—	—
Goldman Sachs Bank USA	$15,000,000	6.52173913%	—	—
Union Bank of California, N.A.	$15,000,000	6.52173913%	—	—
CIBC Inc.	$12,000,000	5.2173913%	—	—
Fifth Third Bank	$12,000,000	5.2173913%	—	—
HSBC Bank USA, N.A.	$12,000,000	5.2173913%	—	—
Regions Bank	$12,000,000	5.2173913%	—	—
Land Bank of Taiwan, Los Angeles Branch	$10,000,000	4.34782609%	—	—
The Bank of East Asia, Ltd.	$10,000,000	4.34782609%	—	—
Bank of Communications Co., Ltd., New York Branch	$5,000,000	2.17391304%	—	—
Mega International Commercial Bank Co. Ltd. New York Branch	$5,000,000	2.17391304%	—	—
State Bank of India, Los Angeles Agency	$5,000,000	2.17391304%	—	—
TOTAL	$230,000,000	100%	£43,480,961.55	100%

SCHEDULE 5.11

SUBSIDIARIES

See attached.

7
Schedule 5.11
1
Schedule 5.11
SCHEDULE 5.11

SUBSIDIARIES

Note: Parents of significant subsidiaries are considered significant subsidiaries.

Name	Jurisdiction of Organization	Holders of Equity Interests	Ownership %	Significant or Material?
DolEx Belgium, S.P.R.L	Belgium	DolEx Europe, S.L.	100%
DolEx Dollar Express, Inc.	Texas	Latin America Money Services, LLC	100%	Significant
Dolex Envios de Guatemala, S.A. de C.V.	Guatemala	DolEx Dollar Express, Inc.	99.99%
- Dolex Envios de Guatemala, S.A. de C.V		GP Finance, Inc.	1 share
Dolex Envios, S.A. de C.V.	Mexico	DolEx Dollar Express, Inc.	100%
DolEx Europe, S.L.	Spain	Global Payments Acquisition Corp 1 B.V.	100%
Equifax Credit Services LLC	Russian Federation	Global Payments Europe, s.r.o.	30%
Global Payment Holding Company	Delaware	Global Payments Inc.	100%	Significant
Global Payment Systems LLC	Georgia	GPS Holding Limited Partnership	92.19%	Significant
- Global Payment Systems LLC		Global Payment Holding Company	7.8%
- Global Payment Systems LLC		NDC Holdings (UK) Ltd.	0.01%
Global Payment Systems of Canada, Ltd.	Canada	Global Payment Systems LLC	100%
Global Payments Acquisition Corp 1 B.V.	Netherlands	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Acquisition Corp 2 B.V.	Netherlands	Global Payments Acquisition Corp 1 B.V.	99%
- Global Payments Acquisition Corp 2 B.V.		Global Payments Acquisition PS 2 C.V.	1%
Global Payments Acquisition Corp 3 B.V.	Netherlands	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Acquisition Corp. 4 B.V.	Netherlands	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Acquisition Corporation 2 Sarl	Luxembourg	Global Payments Acquisition PS1 - Global Payments Direct S.e.n.c.	100%
Global Payments Acquisition Corporation 3 Sarl	Luxembourg	Global Payments Acquisition Corporation 2 Sarl	100%
Global Payments Acquisition Corporation 4 Sarl	Luxembourg	Global Payments Acquisition Corporation 2 Sarl	99%
- Global Payments Acquisition Corporation 4 Sarl		Global Payments Acquisition Corporation 3 Sarl	1%
Global Payments Acquisition PS 1 C.V.	Netherlands	Global Payments Direct, Inc.	95%
- Global Payments Acquisition PS 1 C.V.		NDC Holdings (UK) Ltd.	5%
Global Payments Acquisition PS 2 C.V.	Netherlands	Global Payments Acquisition PS 1 C.V.	95%
- Global Payments Acquisition PS 2 C.V.		NDC Holdings (UK) Ltd.	5%
Global Payments Acquisition PS1 - Global Payments Direct S.e.n.c.	Luxembourg	Global Payments Acquisition PS 1 C.V. Global Payments Direct, Inc.	90.00% 10.00%
Global Payments Asia-Pacific (Singapore Holding) Private Limited	Singapore	Global Payments Asia-Pacific, Ltd.	100%
Global Payments Asia-Pacific (Singapore) Private Limited	Singapore	Global Payments Acquisition Corp 3 B.V.	100%
Global Payments Asia-Pacific Processing Company Limited	Hong Kong	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Asia-Pacific Limited	Hong Kong	Global Payments Acquisition PS 2 C.V.	56%
Global Payments Asia-Pacific (Hong Kong Holding) Limited	Hong Kong	Global Payments Asia-Pacific Limited	100%
Global Payments Asia-Pacific (Hong Kong) Limited	Hong Kong	Global Payments Asia-Pacific Limited	100%
Global Payments Asia-Pacific (India) Private Limited	India	Global Payments Asia-Pacific Limited	99.99%
- Global Payments Asia-Pacific (India) Private Limited		Global Payments Asia-Pacific (Hong Kong Holding) Limited	1 share
GP Asia-Pacific (Macau) Limited	Macau	Global Payments Acquisition Corp. 3 B.V.	100%
Global Payments Asia-Pacific (Shanghai) Limited	People's Republic of China	Global Payments Asia-Pacific Limited	100%
Global Payments Asia-Pacific Lanka (Private) Limited	Sri Lanka	Global Payments Asia-Pacific Limited	99.99%
- Global Payments Asia-Pacific Lanka (Private) Limited		Global Payments Asia-Pacific (Hong Kong Holding) Limited	1 share
Global Payments Asia-Pacific Philippines Incorporated	Philippines	Global Payments Asia-Pacific (Singapore Holding) Private Limited	100%
Global Payments Canada GP	Canada	Global Payments Canada Inc.	74.86%
- Global Payments Canada GP		Global Payment Systems of Canada, Ltd.	25.13%
Global Payments Canada Inc.	Canada	Global Payments Direct, Inc.	100%
Global Payments Card Processing Malaysia Sdn. Bhd	Malaysia	Global Payments Asia-Pacific Limited	100%
Global Payments Check Recovery Services, Inc.	Georgia	Global Payments Direct, Inc.	100%
Global Payments Check Services, Inc.	Illinois	Global Payments Direct, Inc.	100%	Significant
Global Payments Comerica Alliance, LLC	Delaware	Global Payments Direct, Inc.	51%
Global Payments Direct, Inc.	New York	Global Payments Inc.	100%	Material & Significant
Global Payments Europe, d.o.o.	Bosnia	Global Payments Europe, s.r.o.	100%
Global Payments Europe, s.r.o.	Czech Republic	Global Payments Acquisition Corp 2 B.V.	100%
Global Payments Gaming International, Inc.	Georgia	Global Payments Direct, Inc.	100%
Global Payments Gaming Services, Inc.	Illinois	Global Payments Check Services, Inc.	100%	Significant
Global Payments Systems Asia-Pacific (Malaysia) Sdn. Bhd.	Malaysia	Global Payments Acquisition Corp. 3 B.V. Global Payments Acquisition Corp. PS2 C.V.	50.00% 50.00%
Global Payments UK 2 Ltd.	United Kingdom	Global Payments UK Ltd.	100%
Global Payments UK Ltd.	United Kingdom	Global Payments Acquisition Corporation 2 Sarl	100%
Global Payments Ukraine LLC	Ukraine	Global Payments Europe, s.r.o.	100%
GP Finance, Inc.	Delaware	Global Payments Inc.	100%
GPS Holding Limited Partnership	Georgia	Global Payment Holding Company	85.46%	Significant
- GPS Holding Limited Partnership		NDPS Holdings, Inc.	14.54%
HSBC Merchant Services LLP	United Kingdom	Global Payments UK Ltd.	100%	Material
Latin America Money Services, LLC	Delaware	Global Payments Inc.	100%	Significant
Merchant Services U.S.A., Inc.	North Carolina	Global Payments Inc.	100%
Modular Data, Inc.	Delaware	Global Payment Systems LLC	100%
NDC Holdings (UK) Ltd.	Georgia	Global Payments Inc.	100%
NDPS Holdings, Inc.	Delaware	Global Payments Direct, Inc.	100%
OOO UCS-Terminal	Russian Federation	United Card Service Private Company	99%
- OOO UCS-Terminal		Global Payments Acquisition Corporation 4 Sarl	1%
United Card Service Private Company	Russian Federation	Global Payments Acquisition Corporation 4 Sarl	100%
United Europhil UK, Ltd.	United Kingdom	DolEx Europe, S.L.	100%
United Europhil, S.A.	Spain	DolEx Europe, S.L.	100%

Schedule 7.01

SCHEDULE 7.01

EXISTING INDEBTEDNESS

1.
Facility letter among Global Payments Asia-Pacific (Shanghai) Limited, as Borrower, Global Payments Inc., as Guarantor, and HSBC Bank (China) Company Limited, Shanghai Branch, as Lender, dated as of July 16, 2007, as amended from time to time.

2.	Facility letter among Global Payments Asia-Pacific Lanka (Private) Limited, as Borrower, and HSBC Limited, as Lender, dated as of July 13, 2006, as amended from time to time.

3.	Notes assumed with the purchase of UCS among UCS Terminal, as Borrower, and Rosbank, as Lender, dated in a series of loan agreements dated beginning as of June 29, 2005 through October 14, 2008.
Schedule 7.02
SCHEDULE 7.02

EXISTING LIENS

None.

SCHEDULE 7.08

EXISTING RESTRICTIONS

1.	Restrictions under Settlement Facilities or any surety bonds incurred in the ordinary course of business.

SCHEDULE 11.02

ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWERS:

Global Payments Inc.
Attention: Legal Department
10 Glenlake Parkway, NE
Atlanta, Georgia 30328-3473
Telephone: (770) 829-8640
Telecopier: (770) 829-8265
Electronic Mail: suellyn.tornay@globalpay.com
Website: www.globalpaymentsinc.com
U.S. Taxpayer Identification Number: 582567903

Global Payments U.K. Ltd
c/o Global Payments Inc.
Attention: Legal Department
10 Glenlake Parkway, NE
Atlanta, Georgia 30328-3473
Telephone: (770) 829-8640
Telecopier: (770) 829-8265
Electronic Mail: suellyn.tornay@globalpay.com
Website: www.globalpaymentsinc.com
Companies House Number: 6588689

ADMINISTRATIVE AGENT:

For borrowing, conversions, continuations and payments:

Bank of America, N.A.
One Independence Center
101 N. Tryon St.
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Sandra McEachern, Credit Services Representative
Telephone: 980-388-1524
Telecopier: 704-409-0857
Electronic Mail: sandra.a.mceachern@bankofamerica.com

For Wires:

(for payments in U.S. Dollars - USD)

Pay to:    Bank of America, N.A.
New York, NY
ABA # 026009593
Account No. 1366212250600
Attn: Corporate Credit Services
Ref: Global Payments Inc.

(for payments in Pounds Sterling - GBP):

Pay to:     Bank of America London (Swift BOFAGB22)
Sort Code - 16 50 50
For Credit:
A/C 10985680 (/BAN - GB07BOFA16505010985680)
A/c name: Banc of America Securities (Swift BOFAGB2U)
REF: 049/Global Payments UK

For other notices as Administrative Agent, including financial reporting requirements, bank group communications, etc.:

Bank of America, N.A.
231 S. LaSalle St.,
Mail Code: IL1-231-10-41
Chicago, IL 60604
Attention: Roberto O. Salazar, Agency Management Officer
Telephone: 312-828-3185
Telecopier: 877-207-2382
Electronic Mail: roberto.o.salazar@bankofamerica.com